Exhibit10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of August 4, 2026

among

PROLOGIS, L.P.,
AS A BORROWER AND A GUARANTOR,

CERTAIN AFFILIATE BORROWERS, AS BORROWERS

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT

AND

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
AS SOLE LEAD ARRANGER AND BOOKRUNNER,

Table of Contents

i

Table of Contents (continued)

Table of Contents (continued)

Table of Contents (continued)

SCHEDULES

2.1	Commitments
8.1	Opinions
9.6	Litigation
9.9	Environmental Matters
14.2	Certain Addresses for Notices

i

EXHIBITS

Form of

A	Compliance Certificate

B	Assignment and Assumption

C	Closing Date Officer’s Certificate

D	Borrower Accession Agreement

ii

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of August 4, 2026, among Prologis, L.P., a Delaware limited partnership (“Prologis”), each Eligible Affiliate that becomes a borrower hereunder pursuant to Section 6.12 (individually, an “Additional Affiliate Borrower” and collectively, “Additional Affiliate Borrowers”), the Lenders from time to time party hereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Whereas, on the Offer Effective Date or the Scheme Effective Date (as such terms are defined herein), as applicable, Prologis (or a Subsidiary or Subsidiaries of Prologis) (each and collectively, the “Offeror”) will, directly or indirectly, acquire not less than a simple majority of the outstanding shares of SEGRO plc (“SEGRO” and, together with its subsidiaries, the “SEGRO Entities”, and such acquisition, the “SEGRO Acquisition”), which may be effected by means of a Scheme (as defined herein) under which the SEGRO Shares (as defined herein) will be transferred and Prologis will, directly or indirectly, become the holder of such transferred SEGRO Shares or pursuant to an Offer (as defined herein) by, or made on behalf of, the Offeror in accordance with the Takeover Code (as defined herein) and the provisions of the Companies Act of 2006 (as defined herein) for the Offeror to acquire, directly or indirectly, the SEGRO Shares to which the Offer or Scheme relates, by way of an Offer or a Scheme. To consummate the SEGRO Acquisition, the Offeror intends to, among other things, enter into the term loan credit facility provided for hereunder.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1          Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Affiliate Borrower” has the meaning specified in the introductory paragraph hereto.

“Adjusted EBITDA” means, for the Companies on a consolidated basis, net earnings before Preferred Dividends, plus amounts that have been deducted, and minus amounts that have been added, for the following (without duplication):

(a)            Non-recurring losses (gains) from Dispositions of assets (excluding Dispositions to any Property Fund and Dispositions to third parties in connection with the Companies’ development business);

(b)            Losses (gains) resulting from foreign currency exchange effects of settlement of Indebtedness and mark-to-market adjustments associated with (i) intercompany Indebtedness between Prologis and any of its Consolidated Subsidiaries and Unconsolidated Affiliates, (ii) third party Indebtedness of Prologis and its Consolidated Subsidiaries and (iii) Swap Contracts (other than those entered into for purely speculative purposes);

(c)            Arrangement fees, amendment fees and costs incurred in connection with the negotiation, documentation and/or closing of this Agreement and any amendment, supplement or other modification hereto;

(d)            Losses and charges from extraordinary, non-recurring and other unusual items (including fees and costs incurred in connection with the negotiation, documentation and/or closing of each capital market offering, debt financing or amendments thereto, redemption or exchange of Indebtedness, business combination, acquisition, merger, disposition, recapitalization and consent solicitation);

(e)             Losses (gains) from early extinguishment of Indebtedness; and

(f)             Losses (earnings) attributable to Unconsolidated Affiliates; plus Allowed Unconsolidated Affiliate Earnings, plus all amounts deducted in calculating net earnings for Interest Expense (including cash and non-cash amounts), minority interests, provisions for taxes based on income (including deferred income taxes), provisions for unrealized gains and losses, depreciation and amortization and the effect of any other non-cash item. Notwithstanding the above, non-cash losses (gains) and any non-cash impairment of Investments, intangible assets, including goodwill, or other assets shall be added back to (in the case of writedowns, impairment charges and losses) or deducted from (in the case of gains) Adjusted EBITDA to the extent deducted (added) in the calculation of net earnings or Adjusted EBITDA (but without duplication).

“Administrative Agent” means JPMorgan, in its capacity as administrative agent under the Loan Documents, or any successor in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as the Administrative Agent may from time to time notify to Prologis and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Borrowers” means, collectively, each Additional Affiliate Borrower; and “Affiliate Borrower” means any of the Affiliate Borrowers.

“Agreement” has the meaning specified in the preamble hereto.

“Allowed Unconsolidated Affiliate Earnings” means distributions (including “promote” or “carried interest” distributions but excluding extraordinary or non-recurring distributions) received in cash from Unconsolidated Affiliates.

“Anti-Corruption Law” means, with respect to any Company, any law, rule or regulation of any jurisdiction applicable to such Company concerning or relating to bribery or corruption including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the total Commitments represented by such Lender’s Commitments at such time. If the commitment of each Lender to make Loans has been terminated or if the Commitments have expired, then the Applicable Percentage of such Lender shall be the percentage (carried out to the ninth decimal place) of the total outstanding amount of Loans held by such Lender.

“Applicable Margin” means, at any time, with respect to the applicable Borrowings, the applicable percentage per annum set forth in the table below opposite the applicable ratings of Prologis, determined in accordance with the following: If Prologis has ratings from both Moody’s and S&P, then the Applicable Margin will be based upon the higher such rating unless the difference between the ratings is two or more rating levels, in which case the Applicable Margin will be based upon the rating level that is one level below the higher rating. If Prologis has only one such rating, then the Applicable Margin will be based on such rating. If Prologis does not have either rating, then the highest Applicable Margin will apply.

Moody’s Rating	S&P Rating	Daily Floating SONIA Rate Loans / Eurocurrency Rate Loans	Undrawn Fee
Less than Baa3 or not rated	Less than BBB-or not rated	1.55%	0.30%
Baa3	BBB-	1.15%	0.25%
Baa2	BBB	0.90%	0.20%
Baa1	BBB+	0.80%	0.15%
A3	A-	0.75%	0.125%
A2	A	0.70%	0.10%
A1 or better	A+ or better	0.675%	0.10%

Each change in the Applicable Margin resulting from a publicly announced change in the Moody’s Rating or S&P Rating, as applicable, shall be effective during the period commencing on the fifth Business Day following the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Borrower Portal” has the meaning specified in Section 13.12.1.

“Arranger” means JPMorgan in its capacities as lead arranger and bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Qualified Institution (with the consent of any party whose consent is required by Section 14.6.2), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Prologis for the fiscal year ended December 31, 2025 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form reasonably acceptable to Prologis and each Lender that requests such certification.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowers” means, collectively, Prologis and Affiliate Borrowers; and “Borrower” means any one of the Borrowers.

“Borrower Materials” has the meaning specified in Section 10.2.

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.1.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (b) in relation to Loans denominated in Sterling and any interest rate settings, fundings, disbursements, settlements or payments of any such Loan, or any other dealings in Loans denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“Capital Expenditures” means, for any period, an amount equal to $0.10 per square foot on the aggregate of the portfolio square footage of Prologis and its Consolidated Subsidiaries most recently reported on the financial statements of Prologis delivered to the Administrative Agent.

“Capital Lease” means any capital lease or sublease that has been (or under GAAP should be) capitalized on the balance sheet of the lessee.

“Capitalization Rate” means 5.50% with respect to all Properties.

“Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof; provided that such obligations mature within one year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) according to S&P or “P-1” (or higher) according to Moody’s and, in each case, maturing not more than 180 days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by, any Lender or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.

“Certain Funds Covenant” means, solely as it relates to each Certain Funds Loan Party as to itself (and not, for the avoidance of doubt, with respect to any procurement obligation with respect to any Affiliate or Subsidiary of any Certain Funds Loan Party, or any other Loan Party or Affiliate or Subsidiary thereof, in each case which is not a Certain Funds Loan Party), the covenants contained in Sections 10.15(a), 10.15(b) and 10.15(c), Section 11.2, Section 11.3 and Sections 11.6(a) and 11.6(b).

“Certain Funds Default” means an Event of Default described in (a) Section 12.1.4 (but only to the extent arising from a Certain Funds Representation made by a Certain Funds Loan Party as to itself (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary or any other Loan Party or Affiliate or Subsidiary thereof)); (b) Section 12.1.1 (but only with respect to an Event of Default in the payment of principal or interest), (c) Sections 12.1.2 and 12.1.3 (but only to the extent arising from breach of a Certain Funds Covenant by a Certain Funds Loan Party as to itself (and not, for the avoidance of doubt, with respect to any procurement obligation with respect to any Affiliate or Subsidiary of Prologis or any other Loan Party or Affiliate or Subsidiary thereof) if such Event of Default is continuing on the Closing Date or any other date of Borrowing, (d) Section 12.1.6 (but solely as it relates to a Certain Funds Loan Party (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary of Prologis or any other Loan Party or Affiliate or Subsidiary thereof and provided that such Event of Default shall only constitute a Certain Funds Default if any formal petition, proceeding or action has been filed, commenced or taken (as applicable)); or (e) Section 12.1.10 (but solely as it relates to a Certain Funds Loan Party (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary of Prologis or any other Loan Party or Affiliate or Subsidiary thereof) and solely as a result of the actions or omissions of a Certain Funds Loan Party in so far as it relates to the cessation of validity, binding effect and enforceability in accordance with that Loan Document's terms); or (f) Section 12.1.11(b)(i).

“Certain Funds Loan Party” means the Borrowers and the Guarantor.

“Certain Funds Period” means the period from (and including) the date of this Agreement to (and including) 11:59 p.m. (New York time) on the earliest of: (a) if the first Rule 2.7 Announcement has not been released by then, the date that is five (5) Business Days after the date of this Agreement; (b) where the SEGRO Acquisition proceeds by way of a Scheme, the earliest of: (i) the date on which the Scheme irrevocably lapses or is irrevocably withdrawn with the consent of the Takeover Panel or by order of the Court (unless, within five (5) Business Days following such date, Prologis has notified JPMorgan that it intends to launch an Offer or a new Scheme and within twenty (20) Business Days following such date, the Rule 2.7 Announcement for the Offer or new Scheme (as applicable) has been released); (ii) the date on which SEGRO has become a direct or indirect wholly owned subsidiary of the Offeror and all of the consideration payable under the SEGRO Acquisition in respect of the SEGRO Shares or proposals made or to be made under Rule 15 of the Takeover Code in connection with the SEGRO Acquisition, has in each case been paid in full; and (iii) the Longstop Time; and (c) where the SEGRO Acquisition is to be consummated pursuant to an Offer, the earliest of (i) the date on which the Offer irrevocably lapses, irrevocably terminates or is irrevocably withdrawn, in each case, with the consent of the Takeover Panel or a court order (unless, within five (5) Business Days following such date, Prologis has notified JPMorgan that it intends to launch a Scheme or a new Offer and within twenty (20) Business Days following such date, the Rule 2.7 Announcement for the Scheme or new Offer (as applicable) has been released), (ii) the date on which SEGRO has become a direct or indirect wholly owned subsidiary of the Offeror and all of the consideration payable under the Offer in respect of the SEGRO Shares or proposals made or to be made under Rule 15 of the Takeover Code in connection with the SEGRO Acquisition, has in each case been paid in full; and (iii) the Longstop Time; provided that a switch from a Scheme to an Offer or from an Offer to a Scheme (or, for the avoidance of doubt, any amendments to the terms and conditions of a Scheme or an Offer) shall not constitute a lapse, termination or withdrawal for the purpose of this definition.

“Certain Funds Representation” means, with respect to each Certain Funds Loan Party as to itself only (and not, for the avoidance of doubt, with respect to any Affiliate or Subsidiary, or any other Loan Party or Affiliate or Subsidiary thereof), the representations and warranties contained in the first sentence of Section 9.1 (excluding subclause (c) thereof), Section 9.2 (excluding subclause (b) thereof)) and Section 9.3 and Section 9.4.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of General Partner entitled to vote for members of the board of directors or equivalent governing body of General Partner on a fully-diluted basis;

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)            General Partner shall cease to (i) be the sole general partner of Prologis, or (ii) own, directly or indirectly, more than 50% of the Equity Interests of Prologis.

“Closing Date” means the first date all the conditions precedent in Section 8.2 are satisfied or waived in accordance with Section 14.1.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.1 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is £3,575,000,000.

“Companies” means Prologis and its Consolidated Subsidiaries; and “Company” means any one of the Companies.

“Companies Act of 2006” means the Companies Act 2006 of the United Kingdom (as amended).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) all Indebtedness of the Companies, on a consolidated basis, to (b) Total Asset Value; provided that for purposes of calculating the Consolidated Leverage Ratio, (i) total Indebtedness of the Companies shall be adjusted by deducting therefrom an amount equal to the lesser of (A) total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (B) Unrestricted Cash of the Companies and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which total Indebtedness is adjusted under clause (i).

“Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and that would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of Prologis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cooperation Agreement” means that certain Co-Operation Agreement, dated on or around the date hereof, between General Partner and SEGRO.

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means, if the SEGRO Acquisition proceeds by way of a Scheme, the meeting(s) of the holders of the SEGRO Shares which are the subject of the Scheme or any adjournment thereof to be convened by an order of the Court and, if thought fit, to approve the Scheme (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.

“Court Orders” shall mean, if the SEGRO Acquisition proceeds by way of a Scheme, the order(s) of the Court sanctioning the Scheme under section 899 of the Companies Act of 2006.

“CRD VI” means Directive (EU) 2024/1619 of the European Parliament and of the Council of 31 May 2024 amending Directive 2013/36/EU.

“Credit Parties” means, collectively, the Administrative Agent and each Lender.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in nonrecourse financings of real estate.

“Daily Floating SONIA Rate” means the rate per annum equal to SONIA determined pursuant to the definition thereof; provided that, if any Daily Floating SONIA Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Daily Floating SONIA Rate shall be effective from and including the date of such change without further notice.

“Daily Floating SONIA Rate Loan” means a Loan denominated in Sterling that bears interest at a rate based on the definition of “Daily Floating SONIA Rate.”

“Debt Service” means, for any Person for any period, the sum of the cash portion of Interest Expense (excluding, to the extent included therein, amortized fees previously paid in cash) plus any regularly scheduled principal payments on Indebtedness; provided that Debt Service shall not include Excluded Debt Service.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations an interest rate equal to the Daily Floating SONIA Rate plus the Applicable Margin plus 2% per annum.

“Defaulting Lender” means any Lender that: (a) has failed to fund any Loan, unless such Lender notifies the Administrative Agent and Prologis in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, within two Business Days of the date required to be funded by it hereunder, unless such failure has been cured; (b) has notified Prologis, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations hereunder (unless such notice has been withdrawn and the effect of such notice has been cured) or has made a public statement to that effect (unless such statement has been retracted); (c) has failed, within three Business Days after written request by the Administrative Agent or Prologis, to confirm in writing to the Administrative Agent and Prologis that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans unless such failure has been cured; (d) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or such failure has been cured; or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee or custodian appointed for it, (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as the ownership or acquisition of such Equity Interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement made with such Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease, contribution or other disposition (including any sale and leaseback transaction, but excluding charitable contributions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and including any disposition of property to a limited liability company organized in Delaware that has been formed upon the consummation of the division of a limited liability company pursuant to the Delaware Limited Liability Company Act.

“Disqualified Stock” means any Equity Interests of a Person that by its terms (or by the terms of any Equity Interests into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise on or prior to the Maturity Date, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock on or prior to the Maturity Date, (c) is redeemable on or prior to the Maturity Date at the option of the holder of such Equity Interests or (d) otherwise requires any payments by such Person on or prior to the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 8.1.

“Eligible Affiliate” means (i) after the end of the Certain Funds Period, any Person in which Prologis directly or indirectly holds an Equity Interest and (ii) during the Certain Funds Period, any Person in which Prologis directly or indirectly holds at least 98% of the Equity Interests and is not organized under the laws of the United Arab Emirates or Japan.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all Federal, state, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Prologis or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Forward Contract” means a forward equity contract entered into by a Company and a Person that is not a Subsidiary of such Company with respect to common Equity Interests of such Company.

“Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding; provided that the convertible senior notes of Prologis shall not constitute Equity Interests unless such notes are converted into capital stock of Prologis.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Prologis within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Prologis or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Prologis or any ERISA Affiliate from a Multiemployer Plan or receipt by Prologis or any ERISA Affiliate of notification that a Multiemployer Plan is insolvent; (d) the filing by Prologis or any ERISA Affiliate of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).

“EURIBOR Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period, with respect to any Eurocurrency Rate Loan denominated in Euro, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by U.S. Funding Agent from time to time, after consultation with Prologis) (in such case, the “EURIBOR Rate”) for such Interest Period at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If the Eurocurrency Rate for any Interest Period shall be less than zero (0), such rate shall be deemed to be zero (0) for such Interest Period for all purposes of this Agreement.

“Eurocurrency Rate Loan” means any Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 12.1.

“Excluded Debt Service” means, for any period, any regularly scheduled principal payments on (a) any Indebtedness that pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness (other than Secured Debt) that is rated at least Baa3 and BBB-, as the case may be, by at least two of S&P, Moody’s and Fitch.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes, in each case, (i) imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, in which its principal office is located, in which it is otherwise conducting business (other than as a result of entering into or receiving payments under this Agreement) and subject to such Taxes or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any branch profits taxes or any similar taxes imposed by any jurisdiction described in clause (a) in which the Administrative Agent, any Lender or any other recipient is located, (c) except as provided in the following sentence, in the case of a Lender (other than an assignee pursuant to a request by Prologis under Section 7.6.3), any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 7.1.4, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 7.1.1 and (d) any Taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, except with respect to any Taxes imposed under FATCA (for which the first sentence in this definition controls), (x) prior to the Trigger Date, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with its obligations under Section 7.1.4 and (y) on or after the Trigger Date, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made to any Lender hereunder or under any other Loan Documents (regardless of whether such Lender has complied with Section 7.1.4).

“Exemption Representation” has the meaning specified in Section 7.1.5(a).

“Existing Credit Agreements” mean (i) that certain Amended and Restated Global Senior Credit Agreement dated as of May 22, 2025 (as amended by that certain First Amendment, dated as of March 26, 2026), among Prologis, certain Affiliate Borrowers (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto and Bank of America, N.A, as Global Administrative Agent (as defined therein) and such other Agents (as defined therein) as named therein and (ii) that certain Second Amended and Restated Global Senior Credit Agreement, dated as of March 26, 2026, among Prologis, certain Affiliate Borrowers (as defined therein) from time to time party thereto, the Lenders (as defined therein) party thereto, Bank of America, N.A. as Global Administrative Agent (as defined therein) and certain other Agents (as defined therein) as named therein.

“Existing Indenture” means the Indenture dated as of June 30, 1998 among General Partner, Prologis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company of California, N.A.), as Trustee.

“Extension Effective Date” has the meaning specified in Section 6.10.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code, any intergovernmental agreement entered into among Governmental Authorities pursuant to the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Fee and Syndication Letter, dated as of August 4, 2026, by and between Prologis and JPMorgan.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to the Administrative Agent.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Adjusted EBITDA, minus (ii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Preferred Dividends, in each case for the Companies on a consolidated basis and for the four fiscal quarters ending on the date of determination.

“Foreign Currency” means any currency other than Dollars.

“Foreign Lender” means, with respect to a Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that (i) is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia or (ii) is organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia but is domiciled and operating in another jurisdiction that results in Loans to such Loan Party being subject to withholding taxes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Meeting” means the extraordinary general meeting of the SEGRO shareholders (and any adjournment thereof) to be convened in connection with any Scheme.

“General Partner” means Prologis, Inc., a Maryland corporation qualified as a REIT.

“General Partner Guaranty” means a Guaranty made by General Partner in favor of the Administrative Agent pursuant to Section 10.13.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Guarantees shall not include contingent obligations under any Special Limited Contribution Agreement (“SLCA”) in connection with certain of such Person’s contributions of Properties to Property Funds pursuant to which a Company is obligated to make additional capital contributions to the respective Property Fund under certain circumstances unless the obligations under such SLCA are required under GAAP to be included in “liabilities” on the balance sheet of the Companies. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to a Borrower or otherwise) of each Loan made under this Agreement to any Affiliate Borrower, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon), direct or indirect, of any Affiliate Borrower to any Credit Party now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Document, including all costs, expenses and fees, including court costs and reasonable attorneys’ fees, arising in connection with the collection of any Guaranteed Obligations.

“Guaranty” means the Prologis Guaranty and, if a General Partner Guaranty has been delivered pursuant to Section 10.13 and remains in effect pursuant to Section 10.13, the General Partner Guaranty.

“Guarantors” means Prologis, and if a General Partner Guaranty has been delivered pursuant to Section 10.13 and remains in effect pursuant to Section 10.13, General Partner.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means for any Person, without duplication, all monetary obligations, excluding trade payables and accrued expenses (including deferred tax liabilities except as expressly provided below) incurred in the ordinary course of business or for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided, (a) of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, except (x) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms and (y) obligations to purchase stock (other than stock of Prologis or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (iv) arising under Capital Leases to the extent included on a balance sheet of such Person, (v) arising under Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owed to such Person under non-excluded Swap Contracts, (vi) arising under any Guarantee of such Person (other than (x) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (y) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (z) any Guarantee of Liabilities of a third party that do not constitute Indebtedness) and (vii) Settlement Debt or (b) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness. The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisitions or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a Foreign Currency. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 14.4.2.

“Industrial Property” means a Property that is used for manufacturing, processing (including for the avoidance of doubt, data processing), data centers, warehousing or retail purposes.

“Information” has the meaning specified in Section 14.7.

“Interest Expense” means, for any Person for any period, without duplication, (a) such Person’s “net interest expense” for such period as reported on such Person’s most recent financial statements plus (b) Restricted Payments of any kind or character with respect to, and other proceeds paid or payable in respect of, any Disqualified Stock.

“Interest Payment Date” means (i) the last Business Day of each month and (ii) the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan, and ending on the date that is one, three or six months thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means any investment in any Person, Property or other asset, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution or otherwise. The amount of any Investment shall be determined in accordance with GAAP; provided that the amount of the Investment in any Property shall be calculated based upon the undepreciated Investment in such Property.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Prologis and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person, provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).

“Loan Documents” means this Agreement, the General Partner Guaranty (if a General Partner Guaranty is in effect pursuant to Section 10.13) and the Fee Letters.

“Loan Notice” means a notice of a Borrowing of Loans or continuation of Eurocurrency Rate Loans pursuant to Section 2.3, which shall be substantially in the form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Parties” means, collectively, Prologis and each Affiliate Borrower, and, if a General Partner Guaranty is in effect pursuant to Section 10.13, General Partner; and “Loan Party” means any one of the Loan Parties.

“Loans” has the meaning assigned to such term in Section 2.1.

“Long-Stop Date” means August 4, 2027; provided, that if the Long Stop Date (as defined in the Cooperation Agreement) is extended to April 4, 2028 in accordance with the terms of the Cooperation Agreement, then the Long-Stop Date hereunder shall be April 4, 2028.

“Longstop Time” means 11:59 p.m. (New York City time) on the date that is (i) if the SEGRO Acquisition proceeds by way of an Offer, 8 weeks, or (ii) if the SEGRO Acquisition proceeds by way of a Scheme, 6 weeks, in each case after the Long-Stop Date.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (a) the ability of the Companies, taken as a whole, to perform their respective obligations under the Loan Documents or (b) the ability of any Credit Party to enforce the Loan Documents.

“Maturity Date” means the date that is one (1) year following the Closing Date, as such date may be extended in accordance with the terms of Section 6.10.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by Prologis and reasonably acceptable to the Administrative Agent.

“Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Prologis or any ERISA Affiliate makes or is obligated to make, or during the preceding five plan years has made or been obligated to make, contributions.

“NOI” means, for any period and any Property, the difference (if positive) between (a) any rents (including rent with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant), proceeds (other than proceeds from Dispositions), expense reimbursements or income received from such Property (but excluding security or other deposits, late fees, early lease termination or other penalties of a nonrecurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation or leasing of such Property (but excluding depreciation, amortization, Interest Expense and Capital Expenditures).

“Non-Consenting Lender” means any Lender that, within the preceding 60 days failed to agree to an amendment, waiver or consent that was (a) requested by Prologis and (b) approved by Lenders holding at least 40% of the amount of the Commitments or, if the Commitments have terminated, of the total outstanding amount of the Loans (calculated in the same manner as in the definition of “Required Lenders”).

“Non-Industrial Property” means a Property that is not an Industrial Property.

“Non-Recourse Debt” means Indebtedness with respect to which recourse for payment is limited to (a) specific Property or Properties encumbered by a Lien securing such Indebtedness so long as there is no recourse to Prologis, or (b) any Consolidated Subsidiary of Prologis or Unconsolidated Affiliate of Prologis (provided that if an entity is a partnership, there is no recourse to Prologis or General Partner as a general partner of such partnership); provided that personal recourse of Prologis for any such Indebtedness for Customary Recourse Exceptions shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Debt. For purposes of the foregoing and for the avoidance of doubt, (i) if the Indebtedness is partially guaranteed by Prologis, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Debt if it otherwise satisfies the requirements in this definition, and (ii) if the liability of Prologis under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Debt if such Indebtedness otherwise satisfies the requirements of this definition.

“Non-U.S. Lender” means any Lender that is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia or is otherwise not a resident of the United States for United States income tax purposes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Offer” means, if the SEGRO Acquisition proceeds by way of a takeover offer (as defined in Chapter 3 of Part 28 of the Companies Act of 2006), the offer to be made by or on behalf of the Offeror in accordance with the Offer Documents for the SEGRO Shares to which the Offer relates, as that offer may from time to time be amended, extended, revised or waived.

“Offer Documents” means the Rule 2.7 Announcement relating to the Offer, the Offering Circular and any other documents to be sent by or on behalf of the Offeror to SEGRO’s shareholders, or otherwise made available to such persons, in the manner required by Rule 24.1 of the Takeover Code in connection with the Offer and any other document designated by Prologis and the Administrative Agent as an Offer Document.

“Offer Effective Date” means, if the SEGRO Acquisition proceeds by way of an Offer, the date on which the Offer becomes or is declared unconditional by the Offeror.

“Offering Circular” means, if the SEGRO Acquisition proceeds by way of an Offer, the public offer document issued or to be issued by the Offeror to SEGRO’s shareholders containing the Offer and its terms (including any amendments, revisions or extensions thereof).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 14.6.4.

“Participant Register” has the meaning specified in Section 14.6.4.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the U.S. Patriot Act (Title III of Pub. L. 107 56) that was signed into law on October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Prologis or any ERISA Affiliate or to which Prologis or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions or social security programs (other than any Lien regulated by ERISA), (b) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (c) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided, (d) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not more than 30 days past due, (e) Liens on Properties where the applicable Company or Unconsolidated Affiliate is insured against such Liens by title insurance or other similar arrangements satisfactory to the Administrative Agent, (f) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided, (g) Liens securing assessment bonds, (h) leases to tenants of space in Properties that are entered into in the ordinary course of business, (i) any netting or set-off arrangement entered into by any Company in the normal course of its banking arrangements for the purpose of netting debit and credit balances or any set-off arrangement that arises by operation of law as a result of any Company opening a bank account, or any Lien over bank accounts or set-off rights in respect of bank accounts that arise under general terms and conditions of any financial institution as a result of a Company holding a bank account in the Netherlands (and not Liens granted by a Company outside of such general terms and conditions), other than pursuant to any conditional positive pledge obligation included in such general terms and conditions, (j) any title transfer or retention of title arrangement entered into by any Company in the normal course of its trading activities on the counterparty’s standard or usual terms, (k) Liens over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, (l) Liens securing Settlement Debt in an aggregate amount not at any time exceeding $250,000,000, (m) Liens that secure the Obligations, (n) Liens that secure senior Indebtedness of Prologis or any of its Consolidated Subsidiaries on a pari passu basis with the Lien described in clause (m), and (o) Liens that secure Indebtedness of a Company to another Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Prologis or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.2.

“Preferred Dividends” means, for the Companies, on a consolidated basis, for any period, Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Equity Interests except for common equity (but excluding any Restricted Payments paid or payable to any Company).

“Prologis” has the meaning specified in the introductory paragraph hereto.

“Prologis Guaranty” means the Guaranty made by Prologis in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to Article XV.

“Properties” means real estate properties (including land and other properties used in connection with the business conducted at such real estate properties) owned by a Company or an Unconsolidated Affiliate or any trust of which a Company or an Unconsolidated Affiliate is the sole beneficiary, and “Property” means any one of the Properties.

“Property Fund” means an Unconsolidated Affiliate formed or sponsored by Prologis to hold Properties.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Institution” means (a) a Lender (other than a Defaulting Lender), (b) a bank, finance company, insurance company or other financial institution that (i) has (or, in the case of a bank is a subsidiary of a bank holding company that has) a rating of its senior debt obligations of not less than BBB+ by S&P or “Baa-1” by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent and (ii) has total assets in excess of $10,000,000,000 or (c) any other Person approved by Prologis and the Administrative Agent; provided that in no event shall any Defaulting Lender, natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or Prologis or any of Prologis’ Affiliates be a Qualified Institution.

“Recourse Debt” means, for any Person, any Indebtedness that is not Non-Recourse Debt.

“Register” has the meaning specified in Section 14.6.3.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Prologis as prescribed by the Securities Laws.

“REIT” means a “real estate investment trust” for purposes of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Rule 2.7 Announcement” means the first Rule 2.7 Announcement released in respect of the SEGRO Acquisition which will be consistent in all material respects with the draft Rule 2.7 Announcement delivered to the Administrative Agent in accordance with Section 8.1.4 (other than any amendments required by the Takeover Panel).

“Relevant Rate” means with respect to any Borrowing denominated in (a) Sterling, SONIA and (b) Euros, EURIBOR.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the amount of the Commitments or, if the Commitments have terminated, Lenders holding in the aggregate more than 50% of the amount of the total outstanding amount of the Loans; provided that the Commitment of, and the portion of the total outstanding amount of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 6.8.6(b)(ii).

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, a representative director, any managing director, any senior vice president, any vice president, the treasurer or any assistant treasurer of a Loan Party and, solely for purposes of notices given pursuant to Articles II, III, and V, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent).

“Revaluation Date” means (a) with respect to any Eurocurrency Rate Loan denominated in Euro, the last day of each Interest Period of such Loan and (b) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require.

“Rule 2.7 Announcement” means the announcement released by or on behalf of the Offeror to announce the firm intention on the part of the Offeror to make an offer to acquire the SEGRO Shares pursuant to a Scheme or an Offer (as applicable) in accordance with Rule 2.7 of the Takeover Code.

“S&P” means S&P Global, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to the Administrative Agent.

“S&P Rating” means the most recently-announced rating from time to time of S&P assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of comprehensive Sanctions (which, as of the date of this Agreement, are the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Lender” means a Lender that is a Sanctioned Person.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person operating, organized or resident in a Sanctioned Country in violation of Sanctions or (c) any Person more than 20% owned or controlled by any one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any applicable Sanctions Authority.

“Sanctions Authority” means each of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, Global Affairs Canada and UIF (Finance Intelligence Unit), part of the tax ministry in Mexico.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act of 2006 which is proposed by SEGRO to the holders of the SEGRO Shares to implement the SEGRO Acquisition as contemplated by the Scheme Circular (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Offeror and SEGRO).

“Scheme Circular” means a document issued by or on behalf of SEGRO to shareholders of SEGRO setting out the proposals for, and the terms and conditions of, the Scheme stating the recommendation of the Scheme to the shareholders of SEGRO by the board of directors of SEGRO and including the notice of General Meeting and the Court Meeting.

“Scheme Documents” means the Rule 2.7 Announcement relating to the Scheme, the Scheme Circular together with the notices of the Court Meeting and General Meeting which accompany that Scheme Circular, the Scheme Resolutions, any other document dispatched by or on behalf of SEGRO or the Offeror to SEGRO’s shareholders in connection with the Scheme, and any other document designated by Prologis and the Administrative Agent as a Scheme Document.

“Scheme Effective Date” means, if the SEGRO Acquisition proceeds by way of a Scheme, the date on which the Court Orders are duly filed with the Registrar of Companies in England and Wales and the Scheme becomes effective in accordance with English law.

“Scheme Resolutions” means, if the SEGRO Acquisition proceeds by way of a Scheme, the resolutions of SEGRO shareholders for the implementation of the Scheme referred to and substantially in the form to be set out in the Scheme Circular.

“Screen Rate” has the meaning specified in Section 7.3.1.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person’s Properties or other material assets.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“SEGRO” has the meaning set forth in the preamble.

“SEGRO Acquisition” has the meaning set forth in the preamble.

“SEGRO Acquisition Consideration” means the aggregate amount of cash consideration payable in connection with the SEGRO Acquisition.

“SEGRO Acquisition Documents” means (a) if the SEGRO Acquisition is to be effected by means of a Scheme, the Scheme Documents; or (b) if the SEGRO Acquisition is to be effected by means of an Offer, the Offer Documents.

“SEGRO Entities” has the meaning set forth in the preamble.

“SEGRO Shares” means the existing unconditionally allotted or issued and fully paid ordinary shares in the capital of SEGRO and any further ordinary shares which are unconditionally allotted or issued before the Closing Date.

“Settlement Debt” means, for any Person, tax liabilities of such Person payable in installments in connection with a settlement agreement with the relevant taxing authority.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature and (c) it does not have unreasonably small capital to conduct its businesses.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Spot Rate” for a currency means the rate that appears on the relevant screen page on Bloomberg’s (Screen FXC) for cross currency rates with respect to such currency two Business Days prior to the date on which the foreign exchange computation is made; provided that if such page ceases to be available, such other page for the purpose of displaying cross currency rates as the Administrative Agent may determine in its reasonable discretion.

“Squeeze-Out” means an acquisition of the outstanding shares in SEGRO pursuant to the procedures contained in sections 979 to 982 of the Companies Act of 2006 that are not acquired pursuant to the Offer Document.

“Stabilized Industrial Properties” means, as of any date, Industrial Properties that have a Stabilized Occupancy Rate as of the first day of the most recent fiscal quarter of Prologis for which information is available.

“Stabilized Occupancy Rate” means, as of any date for any Property, that the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses or other agreements requiring current rent or other similar payments, is at least 90% or such higher percentage as Prologis requires internally, consistent with past practices, to classify as a stabilized Property of the relevant type in the relevant market.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Sterling Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euro, the equivalent amount thereof in Sterling as determined by the Administrative Agent at such time on the basis of the Spot Rate (as of the most recent Revaluation Date) for the purchase of Sterling with Euro.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Prologis.

“Substitute Rate” means, with respect to a Loan denominated in Euro, (a) the Applicable Margin plus (b) a negotiated rate agreed to by Prologis and each applicable Lender. Prologis and each applicable Lender shall promptly notify the Administrative Agent of any Substitute Rate determined in accordance with the foregoing sentence.

“Substitute Rate Loan” means a Loan denominated in Euro that bears interest at a rate based on the Substitute Rate.

“Successor Rate” has the meaning specified in Section 7.3.1.

“Successor Rate Conforming Changes” has the meaning specified in Section 7.3.1.

“Swap Contract” means (a) all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Takeover Code” means the United Kingdom City Code on Takeovers and Mergers, as administered by the Takeover Panel, as may be amended from time to time.

“Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means, as of any date for the Companies on a consolidated basis, the total (without duplication) of the following:

(a)            the quotient of (i) the sum of the most recent fiscal quarter’s NOI from Stabilized Industrial Properties multiplied by four, divided by (ii) the applicable Capitalization Rate; provided that, notwithstanding the foregoing, (A) any Investments in Stabilized Industrial Properties acquired from Property Funds less than 24 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property and (B) any other Investments in Stabilized Industrial Properties acquired less than 12 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property; plus

(b)            for any Transition Property, the greater of (i) the quotient of (a) the most recent fiscal quarter’s NOI from such Property multiplied by four divided by (b) the applicable Capitalization Rate or (ii) 100% of the undepreciated book value of such Property; plus

(c)            the amount of all other Investments in Properties under construction, NonIndustrial Properties, notes receivable backed by real estate and Properties subject to a ground lease with a Person that is not an Affiliate of Prologis, as lessee, each on an undepreciated book basis; plus

(d)            the book value of raw land; plus

(e)            the book value of the Companies’ Investments in Unconsolidated Affiliates; plus

(f)            the product of (A) management fee income of the Companies (prior to deduction of amortization related to investment management contracts) for the most recent fiscal quarter multiplied by (B) four, multiplied by (C) eight; plus

(g)            the value, if positive, of the Companies’ Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owing by the Companies under non-excluded Swap Contracts; plus

(h)            to the extent not included in clauses (a) through (g) above, (i) restricted funds that are held in escrow pending the completion of tax-deferred exchange transactions involving operating Properties, (ii) infrastructure costs related to projects that a Company is developing on behalf of others, (iii) costs incurred related to future development projects, including purchase options on land, (iv) the corporate office buildings of Prologis and its Subsidiaries and (v) earnest money deposits associated with potential acquisitions; plus

(i)            cash and Cash Equivalents; plus

(j)            the aggregate positive amount of net cash proceeds that would be due to any Company from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by such Company’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (i) such Company or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (ii) such Company no longer intends to issue shares sufficient to realize such proceeds; minus

(k)            the amount, if any, by which the amount in clause (e) above exceeds 15% of the sum of clauses (a) through (j) above; provided that this clause (k) will not be included in the calculation of “Total Asset Value” if the S&P Rating is at least A- or the Moody’s Rating is at least A3.

For the avoidance of doubt, with respect to each of clauses (b) through (k) (other than clause (f)) above, impairments pursuant to GAAP shall be included.

“Transactions” means (i) the execution, delivery and performance by the Borrowers of each Loan Document to which it is a party, (ii) the borrowing of Loans hereunder, (iii) the consummation of the SEGRO Acquisition and payment of the SEGRO Acquisition Consideration, (iv) the repayment of certain Indebtedness in connection with the Acquisition and (v) the payment of fees and expenses in connection with the foregoing.

“Transition Properties” means, as of any date, Industrial Properties that have been completed but are not Stabilized Industrial Properties.

“Trigger Date” means the earliest to occur of: (a) the date on which the Obligations have been accelerated in accordance with the terms hereof; (b) the date that is ten Business Days after the date on which any principal of any Loan becomes due and payable in accordance with the terms hereof, other than as a result of an acceleration thereof (but only if the same remains outstanding on such date); and (c) the date on which an Event of Default described in Section 12.1.6 occurs; provided that the Trigger Date shall not occur as a result of such an Event of Default if such Event of Default pertains to a Borrower other than Prologis and, within ten Business Days of the occurrence of such Event of Default, Required Lenders notify Prologis that such Event of Default does not result in the occurrence of the Trigger Date.

“Type” means, with respect to a Loan, its character as (i) a Daily Floating SONIA Rate Loan (for a Sterling denominated Loan) or (ii) a Eurocurrency Rate Loan (for a Euro denominated Loan).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means any Person in which Prologis directly or indirectly holds Equity Interests but which is not consolidated under GAAP with Prologis on the consolidated financial statements of Prologis.

“Unencumbered Capital Expenditures” means, for any period, the total for such period of the Capital Expenditures associated with all Unencumbered Properties (except for Unencumbered Properties where the tenant is responsible for capital expenditures).

“Unencumbered Debt Service” means, for any period, the total for such period of all Debt Service in respect of all Unsecured Debt of the Companies.

“Unencumbered Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Unencumbered NOI minus Unencumbered Capital Expenditures to (b) Unencumbered Debt Service, in each case for the four fiscal quarters ending on the date of determination.

“Unencumbered NOI” means, for any period, the total for such period of (a) the NOI of all Unencumbered Properties; provided that this clause (a) shall not include any NOI that is subject to any Lien (other than Permitted Liens); plus (b) the management fees of the Companies that are not subject to any Lien (other than Permitted Liens) less related expenses; plus (c) Allowed Unconsolidated Affiliate Earnings that are not subject to any Lien (other than Permitted Liens); minus (d) the amount, if any, by which the sum of the amounts of clauses (b) and (c) above exceeds 40% of the sum of the amounts of clauses (a), (b) and (c) above; provided that, if the S&P Rating is at least A- or the Moody’s Rating is at least A3, this clause (d) shall be limited to the Allowed Unconsolidated Affiliate Earnings from Unconsolidated Affiliates that are not managed by Prologis or another Company.

“Unencumbered Property” means any Property that is (a) owned directly or indirectly by a Company, (b) not subject to a Lien that secures Indebtedness of any Person (other than Permitted Liens) and (c) not subject to any negative pledge that would prohibit any pledge of such asset to the Administrative Agent; provided that the provisions of Section 1013 of the Existing Indenture, and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any asset to the Administrative Agent, shall not constitute a negative pledge.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means cash and Cash Equivalents that are not subject to any pledge, lien or control agreement, less (a) $10,000,000, (b) amounts normally and customarily set aside by Prologis for operating capital and interest reserves and (c) amounts placed with third parties as deposits or security for contractual obligations.

“Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.

“Wholly-owned” when used in connection with any Consolidated Subsidiary of any Person shall mean a Consolidated Subsidiary of which all of the issued and outstanding shares of Equity Interests shall be owned by such Person or one or more of its Wholly-owned Consolidated Subsidiaries.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2            Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3            Accounting Terms.

Section 1.3.1         Generally. All accounting and financial terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

Section 1.3.2         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Prologis or the Required Lenders shall so request, the Administrative Agent, Lenders and Prologis shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Prologis shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in the Loan Documents, the definitions set forth in the Loan Documents and any financial covenants or other financial calculations set forth in the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect as of the date of the audited financial statements for the fiscal year ended December 31, 2017.

Section 1.3.3         Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Companies or to the determination of any amount for the Companies on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Prologis is required to consolidate pursuant to FASB Interpretation No. 46 - Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Consolidated Subsidiary as defined herein.

Section 1.3.4         Property Funds. Notwithstanding the foregoing, in the event of a change in GAAP resulting in Property Funds being treated as Consolidated Subsidiaries under GAAP, such Property Funds shall continue to be considered Unconsolidated Affiliates.

Section 1.4           Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Sterling Equivalent amount of Borrowings denominated in Euro. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date.

Section 1.5            [Reserved].

Section 1.6            [Reserved].

Section 1.7            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Central time (daylight or standard, as applicable).

Section 1.8            [Reserved].

Section 1.9            Interest Rates.

(a)             The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the definition of “Daily Floating SONIA Rate”, “SONIA” or any rate (including for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rate (including any Successor Rate) or the effect of any of the foregoing. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b)             By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

Section 1.10            CRD VI. To the extent any changes are needed to this Agreement with respect to any Borrower organized in any EEA Member Country to implement the requirements of CRD VI and provide for the appointment of J.P. Morgan SE (or such other affiliate as the Administrative Agent may designate in its sole discretion) as an agent hereunder and which do not materially and adversely affect the rights and interests of the Lenders generally, Prologis and the Administrative Agent shall negotiate in good faith to agree to an amendment with respect to such changes, and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Prologis unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

Article II
THE COMMITMENTS AND BORROWINGS

Section 2.1            Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrowers in Sterling or in Euro in no more than eight (8) Borrowings on or after the Closing Date in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment. Amounts prepaid or repaid in respect of any Loan may not be reborrowed.

Section 2.2            [Reserved].

Section 2.3            Borrowings and Continuations of Loans.

Section 2.3.1          Procedures for Borrowings. Each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by a Loan Notice and shall be signed by a Responsible Officer of such Borrower; provided that, if such Loan Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans. Each Borrowing or continuation of any Loan shall be in a principal amount permitted by Section 6.1.1. Each Loan Notice shall specify (i) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (ii) whether the applicable Borrower is requesting a Borrowing of Loans or a continuation of Eurocurrency Rate Loans, (iii) the principal amount of Loans to be borrowed or continued, (iv) the Type of Loans to be borrowed, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed or continued and (vii) the applicable Borrower. If such Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Sterling. If such Borrower fails to specify a Type of Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a continuation of a Eurocurrency Rate Loan, then such Eurocurrency Rate Loan shall be continued as a Eurocurrency Rate Loan with an Interest Period of one month. If such Borrower requests a Borrowing of or continuation of Eurocurrency Rate Loans but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

Section 2.3.2          Funding of Loans. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowing. Each Lender shall make the amount of its Loan available to the Administrative Agent in same day funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 8.2 or Section 8.3, as applicable, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower.

Section 2.3.3          Certain Continuations. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans denominated in Euro may be requested or continued as Eurocurrency Rate Loans other than as Eurocurrency Rate Loans with an Interest Period of one month.

Section 2.3.4          Notice of Rates. The Administrative Agent shall promptly notify the Borrowers and Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon the determination of such interest rate.

Section 2.3.5         Number of Interest Periods. After giving effect to all Borrowings and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Loans.

Section 2.4            [Reserved]..

Section 2.5            [Reserved].

Section 2.6            Prepayments. The applicable Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent, not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of such Loans; and (b) any prepayment of Loans shall be in a principal amount permitted by Section 6.1.2 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, then such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 6.8.3, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

Article III
[RESERVED]

Article IV
[RESERVED]

Article V
[RESERVED]

Article VI
GENERAL PROVISIONS APPLICABLE TO LOANS

Section 6.1            Minimum Amounts for Borrowings and Prepayments.

Section 6.1.1         Borrowing or Continuation Amounts. Aany Borrowing or continuation in any of the following currencies shall be in the following principal amounts: (a) for Borrowings of Loans denominated in Sterling, £1,000,000 or any higher whole multiple of £100,000 and (b) for Borrowings of or continuations of Loans denominated in Euro, EUR 1,000,000 or any higher whole multiple of EUR 100,000.

Section 6.1.2          Prepayment Amounts. Any prepayment in any of the following currencies shall be in the following aggregate principal amounts: (a) for prepayments of Loans denominated in Sterling, £1,000,000 or any higher whole multiple of £100,000 and (b) for prepayments of Loans denominated in Euro, EUR 1,000,000 or any higher whole multiple of EUR 100,000.

Section 6.2            Termination or Reduction of Commitments.

Section 6.2.1          Voluntary Termination or Reduction. Prologis may, upon notice to the Administrative Agent, take any of the following actions:

(a)            terminate the Commitments or from time to time permanently reduce the Commitments; provided that:

(i)             any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction; and

(ii)            any such partial reduction shall be in an aggregate amount of (A) £1,000,000 or any whole multiple of £100,000 in excess thereof.

The Administrative Agent will promptly notify the Lenders of any notice provided by Prologis under this Section 6.2.1. Any reduction of any Commitments shall be applied to the applicable Commitment of each Lender according to its Applicable Percentage. All fees accrued hereunder shall be paid on the effective date of the termination of the Commitments.

Section 6.2.2          Mandatory Termination or Reduction. The Commitments in respect of any Loan made on or after the Closing Date shall automatically terminate upon the making of such Loan. Any remaining Commitments of each Lender shall terminate (after giving effect to any Loans made on such date) on the Longstop Time.

Section 6.3            Repayment of Loans. The aggregate principal amount of all outstanding Loans shall be paid on the Maturity Date.

Section 6.4            Interest.

Section 6.4.1         Interest Rates. Subject to the provisions of Sections 6.4.2 and 14.9:

(a)            each Daily Floating SONIA Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Floating SONIA Rate plus the Applicable Margin; and

(b)            each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Eurocurrency Rate for such Interest Period plus the Applicable Margin.

Section 6.4.2         Rates Upon Default.

(a)            At any time and so long as an Event of Default pursuant to Section 12.1.1 exists, any Obligations not paid when due shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b)            Upon the written request of the Required Lenders at any time and so long as any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Section 6.4.3         Interest Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 6.5           Fees.

Section 6.5.1         Undrawn Fee. Prologis shall pay to the Administrative Agent, for the ratable account of each Lender, an undrawn fee (the “Undrawn Fee”) in Sterling calculated at a rate per annum equal to the Applicable Margin for undrawn fees multiplied by the daily undrawn Commitment of such Lender during the period from and including the date that is 120 days after the Effective Date to but excluding the date on which the Commitments are terminated in full, which fee shall be earned, due and payable on the last Business Day of each fiscal quarter of Prologis and, if earlier, the date on which the Commitments are terminated in full. All Undrawn Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. Notwithstanding the foregoing or any other provision of this Agreement, Prologis shall not be required to pay an Undrawn Fee to any Lender for any day on which such Lender is a Defaulting Lender.

Section 6.5.2          Other Fees.

(a)            Prologis shall pay to Arranger and the Administrative Agent, for their own respective accounts, in the applicable currency, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)            Prologis shall pay to Lenders, in the applicable currencies, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 6.6            Computation of Interest and Fees. All computation of fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees being paid than if computed on the basis of a 365-day year). All interest computed by reference to the Daily Floating SONIA Rate shall be computed on the basis of a year of 365 days. All interest computed by reference to the EURIBOR Rate hereunder shall be computed on the basis of a year of 360 days. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 6.8, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

Section 6.7            Evidence of Debt and Promissory Note.

Section 6.7.1          Recordkeeping. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and the Administrative Agent, in each case, in the ordinary course of business. The accounts or records maintained by each Lender and the Administrative Agent shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 6.7.2         Promissory Note. The provisions of this Section 6.7.2 constitute a promissory note for the benefit of each Lender. In furtherance of the foregoing:

(a)            Each Borrower hereby promises, severally, but not jointly, to pay to each Lender, in accordance with the provisions of this Agreement, the principal amount of each Loan of such Borrower made by such Lender to such Borrower. In addition, each Borrower promises severally, but not jointly, to pay interest on the unpaid principal amount of the Loans made to such Borrower, from the date of such Loans until such principal amount is paid in full, at such interest rates and at such times as provided in this Agreement.

(b)            All payments of principal and interest with respect to Loans shall be made to the Administrative Agent for the account of the Lenders in the currency in which such Loan was denominated and in same day funds at the Administrative Agent’s Office for such currency.

Section 6.8            Payments Generally; Administrative Agent’s Clawback.

Section 6.8.1          All Payments Generally. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

Section 6.8.2          Payments Generally. (i) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Article VII, or otherwise) in Sterling prior to 1:00 p.m. on the date when due. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.

Section 6.8.3          Distribution of Payments. With respect to payments as set forth herein to be paid to the Administrative Agent, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 6.8.4         Application of Payments. All payments by any Loan Party hereunder shall be applied to such Obligations as such Loan Party shall specify; provided that, subject to Section 6.11.1(b), during the existence of any Event of Default, all payments by or on behalf of any Loan Party hereunder shall be applied as follows, in each case to the extent that the applicable payor has liability therefor:

(a)            First, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal or interest) payable to the Administrative Agent in its capacity as such, ratably among them in proportion to the respective amounts payable pursuant to this clause (a);

(b)            Second, to the payment of all amounts paid by Lenders to the Administrative Agent pursuant to Section 14.4.3 (to the extent Lenders have not previously been reimbursed therefor), ratably among them in proportion to the respective amounts payable pursuant to this clause (b);

(c)            Third, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal or interest) payable to any Person pursuant to Section 14.4.1, ratably among them in proportion to the respective amounts payable pursuant to this clause (c);

(d)            Fourth, to the payment of all amounts paid by Lenders to any Person pursuant to Section 14.4.3 (to the extent Lenders have not previously been reimbursed therefor), ratably among them in proportion to the respective amounts payable pursuant to this clause (d);

(e)            Fifth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts payable to them pursuant to this clause (e);

(f)            Sixth, to the payment of the unpaid principal of the Loans;

(g)            Seventh, to the payment of all remaining unpaid Obligations, ratably among the Lenders in proportion to the respective amounts payable pursuant to this clause (g); and

(h)            Last, the balance, if any, after payment in full of all Obligations of the applicable payor, to such payor or as otherwise required by Law.

Notwithstanding the above, if Prologis makes any payments, or there are recoveries from Prologis, during the existence of any Event of Default, then, if so elected by the Required Lenders, such payments or recoveries shall be applied to the Obligations as directed by the Required Lenders; provided that such application shall not affect the agreements set forth in Section 6.9.

Section 6.8.5         Funding by Lenders; Presumption by Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the requirements hereunder and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the same currency and in same day funds with interest thereon, for each day from the date such amount is made available to such Borrower to the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the Overnight Rate and (b) in the case of a payment to be made by a Borrower, the interest rate applicable to the applicable Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower pursuant to this Section shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 6.8.6          Payments by the Borrowers; Presumptions by the Administrative Agent.

(a)            Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.

(b)            With respect to any payment that the Administrative Agent makes for the account of any Credit Party hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by a Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each applicable Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Credit Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)            A notice of the Administrative Agent to any Credit Party or a Borrower with respect to any amount owing under this Section 6.8.6 shall be conclusive, absent manifest error.

Section 6.8.7          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to a Borrower as provided in this Agreement, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to such Loan set forth in Article VIII are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, plus interest thereon from the date funds were made available to the Administrative Agent by such Lender to the date such amount is returned by the Administrative Agent to such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 6.8.8          Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 14.4.3 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 14.4.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation (if any) to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make any Loan, to purchase any such participation, or to make any payment under Section 14.4.3.

Section 6.8.9          Funding Source. Subject to Section 7.6.1, (a) each Lender may, at its option, make any Loan available to a Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower in accordance with the terms of this Agreement; and (b) nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 6.9            Sharing of Payments.

Section 6.9.1          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest greater than its Applicable Percentage as provided herein, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact, and purchase (for cash at face value) participations in the Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them (directly or via participations), provided that:

(x)            if any such participations or subparticipations are purchased and any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(y)            the provisions of this Section shall not apply to (i) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement, (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Prologis (as to which the provisions of this Section shall apply), (iii) any payment pursuant to Article VII or (iv) any payment made to a non-Defaulting Lender in accordance with the terms of this Agreement that otherwise would have been made to a Defaulting Lender.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 6.10          Extension of Maturity Date.

Section 6.10.1        Request for Extension. Not earlier than 180 days prior to, nor later than 30 days prior to, (a) the original Maturity Date, Prologis may, upon written notice to the Administrative Agent (which shall promptly notify the Lenders) and satisfaction of the conditions precedent set forth in Section 6.10.2, extend the Maturity Date to the first anniversary of the Maturity Date (the “Extended Maturity Date”) and (b) the Extended Maturity Date, Prologis may, upon written notice to the Administrative Agent (which shall promptly notify the Lenders) and satisfaction of the conditions precedent set forth in Section 6.10.2, extend the Maturity Date to the second anniversary of the original Maturity Date.

Section 6.10.2        Extension Procedures. Each extension of the Maturity Date contemplated by Section 6.10.1 shall become effective on the date (an “Extension Effective Date”) on which the following conditions precedent have been satisfied: (a) the Administrative Agent shall have received the written notice referred to in Section 6.10.1 and (b) Prologis shall have paid to the Administrative Agent, for the benefit of each Lender, an extension fee in an amount equal to (x) in the case of the first extension, 0.125% times such Lender’s outstanding Loans and (y) in the case of the second extension, 0.125% times such Lender’s outstanding Loans, and the Administrative Agent shall promptly remit such extension fee to each Lender upon receipt thereof; provided that if an Event of Default has occurred and is continuing on the date on which such conditions are satisfied with respect to a proposed extension, the Extension Effective Date for such extension shall be the first date thereafter, if any, on or before the then-applicable Maturity Date on which no Event of Default is continuing. Upon the satisfaction of the conditions precedent set forth in this Section 6.10.2 and the occurrence of an Extension Effective Date, the Administrative Agent shall promptly confirm to Prologis and the Lenders such extension and such Extension Effective Date.

Section 6.11         Defaulting Lenders.

Section 6.11.1       Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.1.

(b)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 14.8) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if Prologis so requests (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Prologis, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment on a pro rata basis of any amounts owing to any applicable Lender as a result of any judgment of a court of competent jurisdiction obtained by any such Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment on a pro rata basis of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 6.11.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(c)            Certain Fees. Such Defaulting Lender shall be limited in its right to receive undrawn fees as provided in Section 6.5.1.

Section 6.11.2        Defaulting Lender Cure. If Prologis and the Administrative Agent agree in writing, each in their sole discretion, that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that, subject to Section 14.18 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 6.11.3        Notice of Determination of Defaulting Lender. Upon any determination by the Administrative Agent that any Lender constitutes a Defaulting Lender, the Administrative Agent shall promptly provide Prologis with notice of such determination; provided that any failure to so notify Prologis of such determination shall not have any effect on the status of such Lender as a Defaulting Lender.

Section 6.12          Addition of Affiliate Borrowers; Release of Borrowers.

Section 6.12.1        Procedures for Adding Affiliate Borrowers. Prologis may, upon at least 10 Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders) (or (x) such lesser period as may be agreed to by the Administrative Agent or (y) such longer period as is determined by the Administrative Agent to be reasonably necessary for the applicable parties to comply with any governmental or regulatory requirements), request that any Eligible Affiliate become an Affiliate Borrower by delivering the Organization Documents of such Eligible Affiliate to the Administrative Agent. At least five Business Days prior to an Eligible Affiliate becoming an Affiliate Borrower, Prologis shall deliver (i) the drafts of the documents referenced in clauses (b)(i) and (ii) below and (ii) a Beneficial Ownership Certification for each proposed Affiliate Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the Administrative Agent. On or prior to the date on which an Eligible Affiliate becomes an Affiliate Borrower, Prologis shall deliver the following to the Administrative Agent (which shall promptly provide copies to the Lenders), in each case reasonably acceptable to the Administrative Agent, (a) a Borrower Accession Agreement duly executed by Prologis and such Eligible Affiliate and (b) the following documents relating to such Eligible Affiliate: (i) an opinion of such Eligible Affiliate’s counsel reasonably acceptable to the Administrative Agent; (ii) an officer’s certificate certifying (A) the Organization Documents of such Eligible Affiliate, (B) resolutions of such Eligible Affiliate’s Board of Directors or other governing body authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable, certified as being in full force and effect without modification or amendment, and (C) signatures and incumbency of officers of such Eligible Affiliate; (iii) certificates of existence and good standing for such Eligible Affiliate issued by its state of organization or the equivalent certificates, if any, from the applicable Governmental Authorities for any Eligible Affiliate organized outside of the U.S.; and (iv) any additional information regarding such Eligible Affiliate that the Administrative Agent may reasonably request under Section 14.16 or 14.17, or otherwise. Upon receipt by the Administrative Agent of the items referenced in this Section 6.12, each in form and substance reasonably acceptable to the Administrative Agent and its counsel, and subject to Section 6.12.2, such Eligible Affiliate shall become an Affiliate Borrower and assume all the rights, benefits and obligations of an Affiliate Borrower unless on such date a Default exists and is continuing or would occur as a result of such Eligible Affiliate becoming an Affiliate Borrower. Furthermore, the applicable Funding Agent shall promptly notify each Lender of the addition of any Affiliate Borrower pursuant to this Section 6.12.1.

Section 6.12.2       Limitations. In addition to the conditions set forth in Sections 6.12.1, to the extent applicable, an Eligible Affiliate shall not be a Borrower Affiliate unless the Administrative Agent is reasonably satisfied that the addition of such Eligible Affiliate will not (i) violate any Laws, (ii) materially impair the ability of the Lenders to assign their Commitments or Loans or (iii) have any other material adverse effect on the Lenders. Without limitation of the foregoing, if any Lender notifies the Administrative Agent that such Lender would be prohibited from lending to any such proposed Eligible Affiliate under CRD VI, such proposed Eligible Affiliate shall not become a Borrower unless Prologis and a Lender or the Administrative Agent shall have entered into an agreement with respect to such proposed Eligible Affiliate that would not result in the affected Lender being prohibited from lending to such proposed Eligible Affiliate under CRD VI. Upon the delivery of a notice by the Administrative Agent of a request by Prologis to add an Eligible Affiliate as a Borrower pursuant to Section 6.12.1, each Lender shall promptly notify the Administrative Agent if adding such additional Borrower would be subject to any of the foregoing limitations.

Section 6.12.3        Qualification Status. Upon the delivery of a notice by the Administrative Agent of a request by Prologis to add an Eligible Affiliate as a Borrower pursuant to Section 6.12.1, as applicable, the Administrative Agent shall request that each Lender represent and warrant to Prologis and the Administrative Agent as to whether such Lender is capable of making a Loan to such Eligible Affiliate without the imposition of any withholding taxes. Each Lender agrees that it shall respond to any such request within three Business Days; provided that if a Lender does not respond within the required time period, then the Administrative Agent may deem such Lender to be unable to make a Loan to such Eligible Affiliate without the imposition of a withholding tax.

Article VII
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 7.1            Taxes.

Section 7.1.1          Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable Law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions or withholdings in respect of such Indemnified Taxes or Other Taxes been made, (b) such Loan Party shall make such deductions or withholdings and (c) such Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

Section 7.1.2          Indemnification by Loan Parties. The applicable Loan Party shall indemnify each Credit Party, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Credit Party on or with respect to any payment made to such Credit Party by or on account of such Loan Party hereunder or under any other Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

Section 7.1.3         Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Section 7.1.4         Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is a resident for tax purposes (including in the case of the United States, a disregarded entity (as defined in Treasury Regulation Section 301.7701-3 of the Code) owned by a resident of the United States or other Person that is engaged in a trade or business in the United States or a qualified REIT subsidiary (as defined in Section 856(i) of the Code)) or is otherwise subject to tax, or any treaty to which any such jurisdiction is a party or which otherwise benefits such Lender, with respect to payments hereunder or under any other Loan Document shall deliver to Prologis (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Prologis or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Prologis or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Prologis or the Administrative Agent as will enable Prologis or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the specific documentation set forth below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, if a Borrower is a resident for tax purposes in the United States, engaged in the conduct of a trade or business in the United States, a disregarded entity (as defined in Treasury Regulation Section 301.7701-3 of the Code) owned by a resident of the United States, a qualified REIT subsidiary (as defined in Section 856(i) of the Code) or otherwise subject to tax in the United States, any U.S. Lender shall deliver to Prologis and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Prologis or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, and any Non-U.S. Lender shall deliver to Prologis and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Prologis or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(a)            duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(b)            duly completed copies of Internal Revenue Service Form W-8ECI,

(c)            duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, a certificate substantially in the form as described in clause (d) below, Form W-9, or other certification documents, as applicable,

(d)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such NonU.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or

(e)            any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Prologis or the Administrative Agent to determine the withholding or deduction required to be made.

Without limiting the obligations of Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or Prologis, as the Administrative Agent or Prologis shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authority under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.

Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes or Other Taxes, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each Borrower shall promptly deliver to the applicable Credit Party, as such Credit Party shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Credit Party under such Laws in connection with any payment by such Credit Party of Indemnified Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

Section 7.1.5          Exemption Representation.

(a)            Each Lender represents and warrants (such Lender’s “Exemption Representation”) to the Borrowers that, as of the date of this Agreement or, in the case of a Person that becomes a Lender after the Effective Date, as of the date such Person becomes a party hereto, except as specified in writing (which may be by facsimile or electronic mail) to the Administrative Agent and Prologis prior to the date of the applicable Exemption Representation, it is entitled to receive payments from the Borrowers without any reduction or withholding in respect of any Indemnified Taxes or Other Taxes and without any amount being required to be paid by any Borrower pursuant to Section 7.1.2; provided that the Exemption Representation shall not apply to any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor.

(b)            Notwithstanding any other provision of this Agreement, no Borrower shall be obligated to pay any amount under this Section 7.1 to, or for the benefit of, any Lender to the extent that such amount would not have been required to be paid if (i) such Lender’s Exemption Representation had been accurate or (ii) such Lender had complied with its obligations under Section 7.1.4.

Section 7.1.6          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.6.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 7.1.6.

Section 7.1.7          Treatment of Certain Refunds. If any Credit Party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Credit Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of such Credit Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

Section 7.1.8         FATCA. If a payment made to a Credit Party under any Loan Document would be subject to United States Federal withholding tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to each applicable Borrower and the Administrative Agent,

(a)            at the time or times prescribed by Law and at such time or times reasonably requested by any Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including an IRS Form W-8BEN-E or as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Credit Party has or has not complied with FATCA and, as necessary, to determine the amount to deduct and withhold from any payment pursuant to FATCA.

(b)            If any documentation provided pursuant to paragraph (a) of this Section 7.1.7 expires or becomes materially inaccurate, the relevant Credit Party shall promptly provide updated documentation to the relevant Borrower or the Administrative Agent.

(c)            The Administrative Agent and the Borrowers may rely on any documentation it receives from any other Credit Party pursuant to paragraph (a) above without further verification and is not liable for any action it takes under or in connection with paragraph (a) above for purposes of complying with FATCA.

Solely for purposes of this Section 7.1.7, “FATCA” shall include (i) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of Sections 1471 through 1474 of the Code and regulations or official interpretations thereof and (ii) any amendments made to FATCA after the date of this Agreement.

Section 7.2            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans in any currency or to determine or charge interest rates based upon the Relevant Rate for any currency or currencies, or any Governmental Authority has imposed material restrictions on the authority of such Lender to determine or charge interest rates based upon a Relevant Rate for any currency or currencies or to purchase or sell or to take deposits of, any applicable currency in the applicable interbank market, then, on notice thereof by such Lender to Prologis through the Administrative Agent, (a) any obligation of such Lender to make Loans in the affected currency or currencies or any determination date(s) shall be suspended until such Lender notifies the Administrative Agent and Prologis that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), at such Borrower’s option, either (A) prepay all Loans in the affected currency or currencies either on the last day of the Interest Period therefor or on such earlier date on which such Lender may not lawfully continue to maintain such Loans or (B) convert all applicable Eurocurrency Rate Loans to Substitute Rate Loans either on the last day of the Interest Period therefor or on such earlier date on which such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 7.3            Inability to Determine Rates; Replacement of Rates.

Section 7.3.1          Determination of Rates.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Prologis or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Prologis) that Prologis or Required Lenders (as applicable) have determined, that:

(a)            adequate and reasonable means do not exist for ascertaining the Relevant Rate for a currency or currencies, including, without limitation, because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) or the applicable Screen Rate is available or published on a current basis and such circumstances are unlikely to be temporary, or

(b)            the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over such administrator, the Administrative Agent has made a public statement identifying a specific date after which the Relevant Rate for a currency or currencies (including any forward-looking term rate thereof) or the applicable Screen Rate shall no longer be representative or made available, or used for determining the interest rate of loans denominated in such currency or currencies or shall otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (the latest date on which all tenors of the Relevant Rate (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”), or

(c)            syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for a currency or currencies, or if the events or circumstances of the type described in clause (a), (b) or (c) above have occurred with respect to the Successor Rate then in effect, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and Prologis may amend this Agreement to replace the Relevant Rate or any then Successor Rate for the affected currency or currencies with an alternate benchmark rate, giving due consideration to any evolving or then existing convention for similar syndicated and agented credit facilities in the U.S. and denominated in the applicable currency for such benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such currency or currencies for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion with the consent of Prologis and may be periodically updated (any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Prologis unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with Prologis.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Successor Rate Conforming Changes from time to time following consultation with Prologis and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes to Prologis and the Lenders reasonably promptly after such amendment becomes effective.

As used above:

“Screen Rate” means the applicable Eurocurrency Rate or Daily Floating SONIA Rate quote on the applicable screen page the Administrative Agent designates to determine such Eurocurrency Rate or Daily Floating SONIA Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Successor Rate Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA or any proposed Successor Rate for any currency, any conforming changes to the definition of SONIA or Eurocurrency Rate, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such rates and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines in consultation with Prologis is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

Section 7.4            Increased Costs Generally.

Section 7.4.1          Increased Costs. If any Change in Law shall:

(a)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Credit Party;

(b)            subject any Credit Party to any Tax (except for Indemnified Taxes, Other Taxes and the imposition of, or any change in the rate of, any Excluded Tax) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(c)            impose on any Credit Party or any applicable interbank market any other condition, cost or expense affecting this Agreement or any Loans made by such Credit Party; and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Credit Party, Prologis will pay (or cause the applicable Borrower to pay) to such Credit Party, such additional amount or amounts as will compensate such Credit Party for such additional costs actually incurred or reduction actually suffered.

Section 7.4.2          Capital Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any Lending Office of such Credit Party or such Credit Party’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement, the Commitments of such Credit Party or the Loans made by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Credit Party, such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

Section 7.4.3          Certificates for Reimbursement. Any Credit Party requesting compensation pursuant to this Section 7.4 shall deliver to Prologis (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for such request and a calculation of the amount necessary to compensate such Credit Party or its holding company, as the case may be, as specified in Section 7.4.1 or 7.4.2 above, and any such certificate shall be conclusive absent demonstrable error. The applicable Borrower shall pay such Credit Party the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 7.4.4          [Reserved].

Section 7.4.5          Limitations on Lender Claims. Notwithstanding the foregoing provisions of this Section 7.4, no Lender shall be entitled to compensation for any cost, increased costs or liability resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of a nature with which banks generally are expected or accustomed to comply).

Section 7.5            [Reserved].

Section 7.6            Mitigation Obligations; Replacement of Lenders.

Section 7.6.1          Designation of a Different Lending Office. Each Lender may make any Loan to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Loan in accordance with the terms of this Agreement. If any Credit Party requests compensation under Section 7.4, or a Borrower is required to pay any additional amount to any Credit Party or any Governmental Authority for the account of any Credit Party pursuant to Section 7.1, or if any Credit Party gives a notice pursuant to Section 7.2, then such Credit Party shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Credit Party, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 7.1 or 7.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 7.2, and (b) in each case, would not subject such Credit Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Credit Party.

Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Credit Party in connection with any such designation or assignment.

Section 7.6.2          Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to Sections 7.1 or 7.4 shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Credit Party pursuant to any such Section for any Indemnified Taxes, Other Taxes, increased cost, reduction in return, funding loss or other amount (any of the foregoing, a “Compensation Amount”) incurred or suffered more than six months prior to the date that such Credit Party notified Prologis of the Change in Law or other event giving rise to such Compensation Amount and of such Credit Party’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such Compensation Amount is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 7.6.3          Replacement of Lenders. If any Lender requests compensation under Section 7.4, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.1, Prologis may replace such Lender in accordance with Section 14.12.

Section 7.7            [Reserved].

Section 7.8            Survival. All obligations under this Article VII shall survive the resignation or replacement of the Administrative Agent, or any assignment of rights by, or the replacement of, a Lender, termination of the Commitments and repayment of all other Obligations hereunder.

Article VIII

CONDITIONS

Section 8.1            Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 14.1) (the “Effective Date”):

Section 8.1.1          Documents. The Administrative Agent’s receipt (which may be by facsimile or electronic mail, followed promptly by originals) of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(a)            executed counterparts of this Agreement;

(b)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of the Responsible Officers thereof authorized to execute and deliver the Loan Documents to which such Loan Party is a party;

(c)            such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed in the jurisdiction of its organization or formation;

(d)            favorable opinions of each of the law firms listed on Schedule 8.1, as counsel to the Loan Parties as identified on Schedule 8.1, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(e)            a certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party, each of which consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(f)             a certificate signed by a Responsible Officer of Prologis certifying that there has been no event or circumstance since December 31, 2025 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(g)            a certificate, dated the Effective Date and signed by a Responsible Officer of Prologis, certifying (i) that the representations and warranties contained in Article IX are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the Effective Date (except to the extent any such representation or warranty expressly relates to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by material or Material Adverse Effect, in all respects) as of such earlier and/or specified date) and (ii) that no Default or Event of Default has occurred and is continuing as of such date; and

(h)            at least five days prior to the Effective Date, (i) Prologis shall deliver all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and Anti-Corruption Laws, including the Patriot Act, to the extent requested, of Prologis and (ii) if a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver a Beneficial Ownership Certification in relation to such Borrower.

Section 8.1.2          Fees. Any fees required to be paid on or before the Effective Date shall have been paid.

Section 8.1.3          Expenses. Unless waived by the Administrative Agent, Prologis shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Effective Date.

Section 8.1.4          Rule 2.7 Announcement. The Administrative Agent shall have received a copy, in substantially final form and in form and substance reasonably satisfactory to the Administrative Agent, of the Rule 2.7 Announcement.

Without limiting the generality of the provisions of Section 13.4, for purposes of determining compliance with the conditions specified in this Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 8.2            Closing Date. Prior to the Closing Date, the Lenders shall not be required to make a Loan hereunder unless, and the Closing Date shall occur when, the following conditions precedent have been satisfied, and after the Closing Date and during the Certain Funds Period, the Lenders shall not be required to make a Loan hereunder unless the conditions set forth in Section 8.2.2 and 8.2.4 below have been satisfied.

Section 8.2.1          Effective Date. The Effective Date shall have occurred.

Section 8.2.2          Certain Funds Default; Certain Funds Representations. On the Closing Date and each subsequent date of Borrowing, (A) (x) no Certain Funds Default has occurred and is continuing and (y) the Certain Funds Representations are true and correct (or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects) and (B) the Administrative Agent shall have received a certificate of Prologis signed by a Responsible Officer certifying as to the satisfaction of the condition set forth in the foregoing clause (A).

Section 8.2.3          Fees. Prologis shall have paid all fees due and payable as of the Closing Date to the Arranger, for itself and on behalf of the Lenders, pursuant to Section 4 of the Fee Letter (which condition precedent may be satisfied if payment of such fees is referred to in the funds flow (or similar document) (which, for the avoidance of doubt, shall be for information purposes only and no Lender or the Administrative Agent on their behalf shall have any right of sign-off in respect of such funds flow (or similar document) in respect of any Loan due to be made on the Closing Date); provided that Prologis expressly consents to the Lender deducting all fees due and payable as of the Closing Date in accordance with the Loan Documents from the proceeds of the Loan; provided further that the payment of the Administrative Agent Fee (as defined in the Fee Letter) shall not be a condition to making the Loan, but for the avoidance of doubt (i) such fees may be deducted from the proceeds of the Loan and (ii) nothing herein shall preclude the Lender or the Administrative Agent from exercising its rights and remedies with respect to such fees following the Closing Date, if the full amount of such fees were not paid and/or deducted from the proceeds of the Loan on the Closing Date.

Section 8.2.4          Loan Notice. A Loan Notice with respect to the Loans to be made on the Closing Date or the date of Borrowing, as applicable, shall have been delivered to the Administrative Agent.

Section 8.2.5          Illegality. As to any Lender's obligation to make a Loan on or about the Closing Date, it has not, since the date on which such Lender first became a party hereto, become illegal (under applicable law) for such Lender to make, or to allow to remain outstanding, that Loan; provided that such Lender has notified Prologis promptly upon becoming aware of the relevant issue, and provided further that such illegality alone will not excuse any other Lender from participating in the relevant Loan and will not in any way affect the obligations of another Lender.

Section 8.2.6          Officer’s Certificate. Prologis shall have delivered to the Administrative Agent an officer’s certificate, substantially in the form attached hereto as Exhibit C, dated as of the Closing Date, signed by an authorized officer of Prologis, certifying that on that date:

(a)            In the case of a Scheme:

(i)             the Scheme Effective Date has occurred; and

(ii)            there has been no breach of Section 10.15(b)(ii).

(b)            In the case of an Offer:

(i)             the Offer Effective Date has occurred; and

(ii)            there has been no breach of Section 10.15(b)(i).

Section 8.3            Borrowings After the Certain Funds Period. After the Closing Date and the end of the Certain Funds Period, the Lenders shall not be required to make a Loan hereunder unless the following conditions have been satisfied:

(a)            The representations and warranties of Prologis contained in Article IX and by the applicable Loan Party in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier date, and except that for purposes of this Section 8.3, the representations and warranties contained in Section 9.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 10.1(a) and the representation and warranty set forth in Section 9.5(c) shall only be made on the Effective Date and on the Closing Date.

(b)            No Default shall exist or would result from such proposed Borrowing or the application of the proceeds thereof.

(c)            A Loan Notice with respect to the Loans to be made on the date of Borrowing shall have been delivered to the Administrative Agent.

Section 8.4            Availability. During the Certain Funds Period, and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by Prologis to comply with the affirmative covenants, negative covenants and financial covenant (excluding, for the avoidance of doubt, the Certain Funds Covenant for the purposes of Section 8.2.2), (iii) any provision to the contrary in any Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless a Certain Funds Default has occurred and is continuing) (1) cancel any of its Commitments hereunder, (2) take any action or exercise any right to rescind, terminate or cancel any Loan Document or exercise any right or remedy or make or enforce any claim under the Loan Documents, related notes, related fee letter or otherwise it may have, (3) refuse to participate in making its Loan provided that the applicable conditions precedent to the making of the Loan set forth in Section 8.2 have been satisfied, (4) take any steps to seek any repayment or prepayment of any Loan made hereunder in any way, or (5) exercise any right of set-off or counterclaim in respect of its Loan. Notwithstanding anything to the contrary herein, (A), the rights and remedies of the Lenders and the Administrative Agent in respect of the making of any Loan on the Closing Date shall not be limited in the event that any applicable condition precedent set forth in Section 8.2 is not satisfied on the Closing Date or any subsequent date of Borrowing and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Article IX
REPRESENTATIONS AND WARRANTIES

Prologis represents and warrants to the Credit Parties on the Effective Date, on the Closing Date and, other than with respect to Section 9.5(c), on each subsequent date of Borrowing that:

Section 9.1            Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Prologis hereby represents and warrants that General Partner (a) is duly organized or formed, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.2            Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s or General Partner’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person or General Partner is a party or affecting such Person or the properties of such Person or any of its Consolidated Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or General Partner or its property is subject; or (c) violate any Law. Each Company is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.3            Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery (including the execution by General Partner as the general partner of Prologis) or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (excluding approvals, consents, exemptions and authorizations that have been obtained and are in full force and effect and those that, if not made or obtained, would not (a) materially and adversely affect the validity or enforceability of any Loan Document or (b) result in a Default).

Section 9.4            Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

Section 9.5            Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of Prologis as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto) other than those disclosed to the Administrative Agent and each Lender in writing all material Liabilities of Prologis and its Consolidated Subsidiaries as of the date thereof. As of the Closing Date, the most recent audited consolidated balance sheet of Prologis and the related consolidated statements of income or operations, shareholders’ equity and cash flows delivered to the Administrative Agent pursuant to Section 10.1(a) (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of Prologis as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto) other than those disclosed to the Administrative Agent and each Lender in writing all material Liabilities of Prologis and its Consolidated Subsidiaries as of the date thereof.

(b)            The most recent unaudited consolidated balance sheet of Prologis and its Consolidated Subsidiaries delivered to the Administrative Agent pursuant to Section 10.1(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of Prologis as of such date and its consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since December 31, 2025, there has been no event or circumstance that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 9.6            Litigation. Except as specifically disclosed in Schedule 9.6, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Prologis after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any Company’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 9.7            No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 9.8            Ownership of Property. Each Company has good record and marketable title in fee simple to, or valid trust beneficiary interests or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.9            Environmental Compliance. Each Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential Liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Companies have reasonably concluded that, except as specifically disclosed in Schedule 9.9, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.10          Taxes. Each Company has filed all Federal and other material state, provincial, and other Tax returns and reports required to be filed, and has paid, collected, withheld and remitted all Federal and other material state, provincial, and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, or which it has been required to collect or withhold and remit, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or such Taxes, the failure to make payment of which when due could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

Section 9.11          Pension Law Compliance.

(a)            Each Plan is in compliance with all applicable provisions of applicable Laws, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or such Plan is entitled to rely on an advisory or opinion letter issued with respect to an IRS approved master and prototype or volume submitter plan, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Prologis, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect. Prologis and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)            There are no pending or, to the best knowledge of Prologis, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither Prologis nor any other Borrower has knowledge of any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules (within the meaning of Section 404 or 405 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event that could reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur; (ii) neither Prologis nor any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that could reasonably be expected to have a Material Adverse Effect; (iii) neither Prologis nor any ERISA Affiliate has incurred any unsatisfied, or reasonably expects to incur any, Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such Liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; and (iv) neither Prologis nor any ERISA Affiliate has engaged in a transaction that reasonably could be expected to be subject to Sections 4069 or 4212(c) of ERISA, that in each case, could reasonably be expected to have a Material Adverse Effect.

Section 9.12          Margin Regulations; Investment Company Act; Affected Financial Institution.

(a)            No Borrower is engaged and no Borrower will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Companies on a consolidated basis) will be margin stock.

(b)            No Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)            No Borrower is not an Affected Financial Institution.

Section 9.13          Disclosure. (a) Prologis has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, Prologis represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(a)            As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 9.14          Compliance with Laws. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Company has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

Section 9.15          [Reserved].

Section 9.16          Solvency. Each Loan Party is, and after giving effect to all Obligations hereunder will be, Solvent.

Section 9.17          Plan Assets. The assets of each Loan Party are not “plan assets” as defined in 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

Section 9.18          REIT Status. General Partner is qualified as a REIT.

Section 9.19          [Reserved].

Section 9.20          Sanctions and Anti-Corruption Laws. Neither any Company nor General Partner is located, organized or resident in any Sanctioned Country in violation of applicable Sanctions; provided that if a Company or General Partner is located, organized or resident in a jurisdiction that becomes a Sanctioned Country after the date of this Agreement, such Company or General Partner shall not be a “Company” for purposes of the foregoing, or with respect to General Partner, shall not be included in the foregoing, so long as (i) such Company or General Partner is taking reasonable steps either to obtain appropriate licenses for transacting business in such jurisdiction or to no longer be located, organized or resident in such jurisdiction and (ii) such Person’s being located, organized or resident in such country or territory (x) will not result in any violation of Sanctions by the Administrative Agent or any Lender and (y) would not be reasonably expected to have Material Adverse Effect. Each Company and General Partner is in compliance in all material respects with all applicable Anti-Corruption Laws, except for any failure to comply that (A) is not systemic, (B) does not involve senior management of the Company or General Partner and (C) would not be reasonably expected to have a Material Adverse Effect. No Borrower will use, or knowingly permit any other Person to use, the proceeds of any Loan in any manner that will violate any Anti-Corruption Law or Sanctions applicable to such Borrower or such other Person or any Credit Party.

Article X
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied:

Section 10.1          Financial Statements. Prologis shall deliver, or cause to be delivered, to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)            as soon as available, but in any event within 90 days after the end of each fiscal year of Prologis (commencing with the fiscal year ended December 31, 2026), a consolidated balance sheet of (i) Prologis and its Consolidated Subsidiaries and (ii) if a General Partner Guaranty is in effect pursuant to Section 10.13, General Partner and its Consolidated Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws; and

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Prologis (commencing with the fiscal quarter ended September 30, 2026), a consolidated balance sheet of each of (i) Prologis and its Consolidated Subsidiaries and (ii) if a General Partner Guaranty is in effect pursuant to Section 10.13, General Partner and its Consolidated Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and equity and cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the previous fiscal year and statements of income or operation and cash flows for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Prologis, and, if applicable, General Partner, as fairly presenting the financial condition, results of operations, equity and cash flows of the Companies, and if applicable, General Partner, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 10.2(e), Prologis shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Prologis to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 10.2          Certificates; Other Information. Prologis shall deliver, or cause to be delivered, to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)            concurrently with the delivery of each set of financial statements referred to in Section 10.1(a), an opinion from a Registered Public Accounting Firm of nationally recognized standing to the effect that such financial statements were prepared in all material respects in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of Prologis and its Consolidated Subsidiaries, and, if applicable, General Partner and its Consolidated Subsidiaries, as of the date thereof, and the consolidated results of operations of Prologis and its Consolidated Subsidiaries, and, if applicable, General Partner and its Consolidated Subsidiaries, for the fiscal year then ended;

(b)            concurrently with the delivery of each set of financial statements referred to in Sections 10.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Prologis;

(c)            [reserved];

(d)            promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors of General Partner by independent accountants in connection with the accounts or books of any Company, or any audit of any Company;

(e)            promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Governmental Authority (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the SEC);

(f)             promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation; and

(g)            promptly, such additional information regarding the business, financial or corporate affairs of any Company or General Partner (and to the extent available to a Company, any other Borrower), or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 10.1(a) or (b) or Section 10.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Company posts such documents, or provides a link thereto, on its website on the internet at the website address listed on Schedule 14.2; or (ii) on which such documents are posted on its behalf on an internet or intranet website, if any, to which each Credit Party has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that a Company shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Prologis hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to each Lender materials and/or information provided by or on behalf of General Partner, if applicable, and Prologis hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to General Partner, Prologis or their respective securities) (each, a “Public Lender”). Prologis hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” General Partner and Prologis shall be deemed to have authorized each Credit Party to treat the Borrower Materials as not containing any material non-public information with respect to General Partner, Prologis or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 14.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Prologis shall not have any obligation to mark the Borrower Materials “PUBLIC”.

Section 10.3          Notices. Prologis shall promptly notify, or cause a Loan Party to notify, the Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, in each case, to the extent it could reasonably be expected to have a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (ii) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;

(d)            of any material change in accounting policies or financial reporting practices by any Company (except to the extent disclosed in financial statements provided pursuant to Section 10.1, including the footnotes to such financial statements); and

(e)            promptly upon receipt by Prologis of notice thereof, and in any event within five Business Days after any change in the Moody’s Rating or the S&P Rating, notice of such change.

Each notice pursuant to this Section 10.3 shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 10.3(a) shall describe with particularity any provision of this Agreement or any other Loan Document that has been breached. The Administrative Agent shall promptly notify Lenders of any notice received under this Section 10.3.

Section 10.4          Payment of Obligations. Prologis shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its Liabilities (including Tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor or (b) the failure to pay and discharge such Liabilities could not reasonably be expected to result in a Material Adverse Effect.

Section 10.5          Preservation of Existence, Etc. Prologis shall, and shall cause each other Company to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 11.2 and except, other than with respect to a Loan Party, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect. Prologis shall cause General Partner to preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 11.2.

Section 10.6          Maintenance of Properties. Prologis shall, and shall cause each other Company to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 10.7          Maintenance of Insurance. Prologis shall, and shall cause each other Company to, maintain insurance (giving effect to reasonable and prudent self-insurance) according to reasonable and prudent business practices.

Section 10.8          Compliance with Laws. Prologis shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Company shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

Section 10.9          Books and Records. Prologis shall, and shall cause each other Company to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare Prologis’ financial statements in conformity in all material respects with GAAP consistently applied.

Section 10.10        Inspection Rights. Upon reasonable request, and subject to Section 14.7, Prologis shall, and shall cause each other Company to, allow the Administrative Agent (or its Related Parties who may be accompanied by a Related Party of one or more Lenders) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, and to discuss (provided that Prologis or the applicable other Company is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees or representatives from time to time upon reasonable notice, during normal business hours; provided that unless an Event of Default has occurred and is continuing and except in the case of the Administrative Agent and its Related Parties, such inspections shall be at the applicable Credit Party’s sole cost and expense.

Section 10.11        Use of Proceeds. The Borrowers will use the proceeds of the Loans to finance the Transactions and for general corporate purposes not in contravention of this Agreement. The Borrowers shall use the proceeds of the Loans not in contravention of any Law (including the United States Foreign Corrupt Practices Act of 1977, the regulations of the United States Department of the Treasury’s Office of Foreign Assets Control and the UK Bribery Act 2010) or of any Loan Document.

Section 10.12        REIT Status. General Partner shall, at all times, maintain its status as a REIT.

Section 10.13        Guaranties.

(a)            If General Partner incurs any Indebtedness that is not in existence as of the Effective Date or Guarantees any Indebtedness that is not Guaranteed by General Partner as of the Effective Date, then substantially concurrently with such incurrence of Indebtedness or such Guarantee General Partner shall enter into a General Partner Guaranty to Guarantee the Obligations of the Borrowers, and such General Partner Guaranty shall remain in effect until such time as General Partner is no longer liable for or Guarantees such Indebtedness.

(b)            Pursuant to the Prologis Guaranty, Prologis shall Guarantee the Obligations of all Affiliate Borrowers.

Section 10.14        Claims Pari Passu. Prologis shall ensure that at all times the claims of the Credit Parties under the Loan Documents with respect to each Loan Party rank at least pari passu with the claims of all the unsecured and unsubordinated creditors of such Loan Party other than those claims that are preferred by Debtor Relief Laws.

Section 10.15        Conduct of Scheme and/or Offer.

(a)            In its pursuit of the consummation of the SEGRO Acquisition, the Certain Funds Loan Parties shall comply at all times from the date hereof until the date of the consummation of the SEGRO Acquisition in all material respects with the Takeover Code (subject to any waiver or dispensation of any kind granted by, or requirement of, the Takeover Panel or the Court) in each case save where non-compliance would not be materially prejudicial to the interests of the Lenders taken as a whole under this Agreement.

(b)            Prologis shall procure that:

(i)            in the case of an Offer, the acceptance by the Offeror of not less than 50% of the SEGRO Shares is consummated in all material respects in accordance with the terms of the Relevant Rule 2.7 Announcement, after giving effect to any modifications, amendments, consents or waivers thereof or thereto, or other changes, other than those modifications, amendments, consents or waivers or changes that are materially adverse to the interests of the Lenders taken as a whole without the prior written consent of the Lenders (not to be unreasonably withheld, condition or delayed) provided that no consent of the Lenders shall be required:

(A)            in respect of a change to the condition referred to in the Relevant Rule 2.7 Announcement relating to the acceptance by the shareholders of SEGRO provided that such acceptance condition in respect of the Offer is, at least, accepted by shareholders of SEGRO holding not less than 50% of SEGRO Shares;

(B)             if any such modification, amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Code), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court);

(C)             to any waiver of a condition to the Offer where such waiver does not relate to a condition which the Offeror reasonably considers that it would be entitled in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Offer not to proceed, to lapse or to be withdrawn;

(D)            to any increase in the cash consideration payable or to be paid by the Offeror in connection with the SEGRO Acquisition; or

(E)             to any decrease in the cash consideration payable or to be paid by the Offeror in connection with the SEGRO Acquisition unless such decreases reduce the Commitments on a pound-for-pound basis;

(ii)            in the case of a Scheme, the SEGRO Acquisition is consummated in all material respects in accordance with the terms of the Relevant Rule 2.7 Announcement, after giving effect to any modifications, amendments, consents or waivers thereof or thereto, and to any other changes, other than those modifications, amendments, consents or waivers or changes that are materially adverse to the interests of the Lenders taken as a whole without the prior written consent of the Lenders (not to be unreasonably withheld, condition or delayed) provided that no consent of the Lenders shall be required:

(A)            if any such modification, amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Code), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court),

(B)             to any waiver of a condition to the Scheme where such waiver does not relate to a condition which Prologis reasonably considers that it (or its Subsidiary) would be entitled in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Scheme not to proceed, to lapse or to be withdrawn,

(C)             to any increase in the cash consideration payable or to be paid by the Offeror in connection with the SEGRO Acquisition; or

(D)            to any decrease in the cash consideration payable or to be paid by the Offeror in connection with the SEGRO Acquisition unless such decreases reduce the Commitments on a pound-for-pound basis.

(c)            From the date hereof until the date of the consummation of the SEGRO Acquisition, the Certain Funds Loan Parties shall not take any steps in its pursuit of the consummation of the SEGRO Acquisition as a result of which the Offeror is obliged to make a mandatory offer with respect to SEGRO under Rule 9 of the Takeover Code.

(d)            Subject to any confidentiality, regulatory, legal or other restrictions relating to the disclosure or supply of such information, the Certain Funds Loan Parties shall: (i) use commercially reasonable efforts to keep the Administrative Agent reasonably informed as to any material developments in relation to the SEGRO Acquisition, including the Scheme or, as applicable, the Offer (and any switch from a Scheme to an Offer or vice versa); and (ii) if the Administrative Agent reasonably requests, give the Administrative Agent reasonable details as to the current level of acceptances for any Offer.

(e)            Prologis shall procure:

(i)            (if the SEGRO Acquisition is being effected by way of an Offer), where the Offeror becomes entitled to do so, it shall use reasonable efforts to as soon as reasonably practicable (and in any event within the maximum time period prescribed by such actions) complete a Squeeze-Out; and

(ii)            if Prologis acquires at least 75% of the SEGRO Shares, that the SEGRO Shares are de-listed from The London Stock Exchange:

(A)            if the SEGRO Acquisition is to be effected by way of a Scheme, as soon as reasonably practicable after the Scheme Effective Date; or

(B)             if the SEGRO Acquisition is to be effected by way of an Offer, as soon as reasonably practicable after the later of: (1) the Offer Effective Date; and (2) the date on which the Offeror owns shares in SEGRO (excluding any shares held in treasury), which, when aggregated with all other shares in SEGRO owned directly or indirectly by the Offeror, represent not less than 75 per cent. of the voting rights attributable to the capital of SEGRO which are then exercisable at a general meeting of SEGRO.

Article XI
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied:

Section 11.1          Reserved.

Section 11.2          Fundamental Changes. Prologis shall not, and shall not permit General Partner to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom, Prologis or General Partner may merge or consolidate with or into another Person so long as: (i) Prologis or General Partner, as applicable, shall be the continuing or surviving Person from such merger or consolidation; or (ii) a majority of the board of directors or other equivalent governing body of Prologis or General Partner, as applicable, and a majority of Prologis’ or General Partner’s, as applicable, senior management, immediately prior to the merger or consolidation continue as directors or senior management, as applicable, of the continuing or surviving Person immediately after such merger or consolidation.

Section 11.3          Restricted Payments. Prologis shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if an Event of Default pursuant to Section 12.1.1 exists, except that:

(a)            any Consolidated Subsidiary may at any time make Restricted Payments to any other Company and, solely to the extent distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests;

(b)            any Company may at any time declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Company;

(c)            any Company may at any time purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)            Prologis may at any time pay cash dividends and make other cash distributions to General Partner and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, and General Partner may at any time use the proceeds thereof to pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non-cash impairment charges, write-downs or losses) of Prologis as reported in the financial statements most recently delivered to the Administrative Agent and (ii) the amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT;

(e)            any Consolidated Subsidiary that is a real estate investment trust may at any time pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non-cash impairment charges, write-downs or losses) of such Consolidated Subsidiary and (ii) the amount of Restricted Payments required to be paid in order for such Consolidated Subsidiary to eliminate its REIT taxable income and/or to maintain its status as a REIT; and

(f)             any Company may at any time make non-cash Restricted Payments in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements.

Section 11.4          Change in Nature of Business. Prologis shall not, and shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies on the date hereof or any business substantially related or incidental thereto.

Section 11.5          Transactions with Affiliates. Prologis shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of Prologis, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing shareholders of Consolidated Subsidiaries and Unconsolidated Affiliates, (b) transactions (i) on fair and reasonable terms substantially as favorable to such Company as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of commercial space on market terms, (d) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Consolidated Subsidiaries and Unconsolidated Affiliates otherwise permitted pursuant to this Agreement and between the Company and General Partner, (f) transactions between Companies and between any Company and General Partner, and (g) transactions otherwise permitted hereunder.

Section 11.6          Negative Pledge Agreements; Burdensome Agreements.

(a)            Prologis shall not, and shall not permit any other Company to, grant a Lien (other than Permitted Liens) to any Person on the Equity Interests of any Company if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio.

(b)            Prologis shall not, and shall not permit any other Company to, enter into any negative pledge or other agreement with any other Person such that any Company shall be prohibited from granting to the Administrative Agent, for the benefit of the Credit Parties, a first-priority Lien on the Equity Interests of any Company if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio; provided that the provisions of Section 1013 of the Existing Indenture and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any property or asset to the Administrative Agent, shall not constitute a negative pledge or any other agreement that violates this Section 11.6(b).

(c)            Prologis shall not, and shall not permit any other Company to, enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any other agreement or document evidencing or governing Indebtedness of a Consolidated Subsidiary) that limits the ability of any Consolidated Subsidiary to make Restricted Payments to any Company.

Section 11.7          Use of Proceeds. The Borrowers shall not use the proceeds of any Loan for any purpose that entails a violation of, or that is inconsistent with, Regulations U or X of the FRB.

Section 11.8          Financial Covenants.

Section 11.8.1         Consolidated Leverage Ratio. Prologis shall not permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter, to exceed 0.60 to 1.0; provided that as of the last day of the four consecutive fiscal quarters immediately following any acquisition of real property or a portfolio of assets or businesses, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.0.

Section 11.8.2         Fixed Charge Coverage Ratio. Prologis shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

Section 11.8.3         Unencumbered Debt Service Coverage Ratio. Prologis shall not permit the Unencumbered Debt Service Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

Section 11.8.4         Secured Debt. Prologis shall not permit the ratio (expressed as a percentage) of (a) the aggregate amount of all Secured Debt of the Companies outstanding as of the last day of any fiscal quarter to (b) Total Asset Value as of such date to exceed 40%.

Article XII
EVENTS OF DEFAULT AND REMEDIES

Section 12.1          Events of Default. Any of the following shall constitute an “Event of Default”:

Section 12.1.1        Non-Payment. Any Borrower or any other Loan Party fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan, (b) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (c) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

Section 12.1.2        Specific Covenants. (a) Any Loan Party (other than the General Partner if the General Partner is a Loan Party) fails to perform or observe any term, covenant or agreement contained in any of Section 10.10, 10.13(b), 10.15(a), 10.15(b), 11.3 or 11.8, or (b) General Partner fails to perform or observe the agreement contained in Section 10.13(a); provided that during the Certain Funds Period, with respect to any Certain Funds Covenant, no Event of Default under this Section 12.1.2 shall occur unless Prologis (or, if applicable, any other Loan Party) fails to perform or observe such covenant and such failure continues for 30 days after the first to occur of (a) a Responsible Officer of Prologis obtaining knowledge of such failure or (b) Prologis’s receipt of notice from the Administrative Agent of such failure.

Section 12.1.3        Other Defaults. Prologis (or, if applicable, any other Loan Party) fails to perform or observe any other covenant or agreement (not specified in Section 12.1.1 or 12.1.2 above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (a) a Responsible Officer of Prologis obtaining knowledge of such failure or (b) Prologis’s receipt of notice from the Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30 day period shall be extended for such additional period of time (not exceeding 90 additional days) as may be reasonably necessary to cure such failure so long as Prologis (or the applicable Loan Party) commences such cure within such 30 day period and diligently prosecutes same until completion.

Section 12.1.4        Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and, with respect to any representation, warranty, certification or statement not known by Prologis at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed or cured within 30 days after the first to occur of (a) a Responsible Officer of Prologis obtaining knowledge thereof or (b) written notice thereof from the Administrative Agent to Prologis.

Section 12.1.5        Cross-Acceleration.

(a)            Any Company fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any Recourse Debt (other than Indebtedness hereunder or under any other Loan Document and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $150,000,000 and the effect of which failure to make such payment is to cause such Recourse Debt to be demanded or to become due (or if such payment is not made on the maturity date of such Recourse Debt, to be due) or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Recourse Debt to be made, prior to its stated maturity, or such Recourse Debt to become payable or cash collateral in respect thereof to be demanded; or

(b)            Any Company fails to observe or perform any other agreement or condition relating to or in respect of any Recourse Debt or contained in any instrument or agreement evidencing, securing or relating to the same, or any other event (excluding voluntary actions by any applicable Company) occurs, the effect of which default or other event is to cause Recourse Debt having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $150,000,000, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Recourse Debt to be made, prior to its stated maturity, or such Recourse Debt to become payable or cash collateral in respect thereof to be demanded; or

(c)            There occurs under any Swap Contract that constitutes Recourse Debt an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which any Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than $150,000,000 and such amount is not paid when due.

Section 12.1.6         Insolvency Proceedings, Etc. Any Company or General Partner institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any Company or General Partner or to all or any substantial part of its property is instituted without the consent of such Company or General Partner, as applicable, and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

Section 12.1.7        Inability to Pay Debts; Attachment. (a) Any Company or General Partner becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Company or General Partner and is not released, vacated or fully bonded within 60 days after its issue or levy.

Section 12.1.8        Judgments. There is entered against any Company (a) a final judgment or order for the payment of money in an aggregate amount exceeding $150,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage) or (b) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 12.1.9        ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in Liability of any Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, or (b) Prologis or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to have a Material Adverse Effect.

Section 12.1.10      Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (unless such cessation would not affect the obligations of any applicable Loan Party or the rights and remedies of any Credit Party, in each case, in any material respect); or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

Section 12.1.11      Change of Control. (a)  A Change of Control occurs or (b)(i) during the Certain Funds Period, Prologis shall cease to directly or indirectly own at least 98% of the Equity Interests of any Affiliate Borrower or (ii) after the Certain Funds Period, Prologis shall cease to directly or indirectly own Equity Interests of any Affiliate Borrower, in each case, unless all Loans of such Affiliate Borrower have been paid in full.

Section 12.1.12      Plan Assets. The assets of any Loan Party at any time during the term of this Agreement constitute “plan assets” as defined in 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

Section 12.1.13      Insolvency Proceedings in Japan. Any Company which is incorporated or established in Japan takes any corporate or legal actions, or any other action or legal proceeding is commenced against such Company for the purpose of winding-up, dissolution, liquidation, administration or re-organization or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any material part of its revenues and assets (unless such winding-up, dissolution, liquidation, administration, re-organization or appointment is permitted under this Agreement or is otherwise carried out in connection with a reconstruction or amalgamation when solvent, on terms previously approved by the Administrative Agent) under any domestic or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect (including, under Japanese Law, any corporate action or proceedings relating to the commencement of bankruptcy proceedings (hasan tetsuzuki), the commencement of civil rehabilitation proceedings (minji saisei tetsuzuki), the commencement of corporate reorganization proceedings (kaisha kosei tetsuzuki) or the commencement of special liquidation (tokubetsu seisan)); provided that there shall be no Event of Default under this Section 12.1.13, to the extent any such action or proceeding is not initiated by, at the request of, or with the agreement of, such Company and such action, legal proceeding or appointment continues undischarged or unstayed for a period ending on the earlier of (a) 30 days after commencement or, if earlier, the date on which such proceeding is advertised and (b) a judgment to commence proceedings (or preservative order) has been made in relation to the matter in respect of which the action, proceeding or appointment was initiated.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentations or other Default which arises with respect to SEGRO or its Subsidiaries will not be deemed a breach of a covenant, misrepresentation or a Default or Event of Default (other than, with respect to Certain Funds Defaults, for the purpose of Section 8.2.2), as the case may be, if (i) it is capable of remedy and reasonable steps are being taken to remedy it; (ii) the circumstances giving rise to it have not knowingly been procured or approved by Prologis; and (iii) it does not have a material adverse effect on the financial condition or the consolidated results of operations of Prologis and its Subsidiaries (including SEGRO and its Subsidiaries) taken as a whole, such that Prologis and its Subsidiaries (including SEGRO and its Subsidiaries) taken as a whole would be unable to perform the payment obligations under this Agreement.

If the relevant circumstances are continuing on or after the Clean-Up Date and such circumstances would otherwise constitute a breach of covenant, misrepresentation or Default or Event of Default, there shall be a breach of covenant, misrepresentation or Default or Event of Default, as the case may be, on account of such circumstance, notwithstanding this paragraph.

Section 12.2          Remedies Upon Event of Default. If a Certain Funds Default has occurred and is continuing, or, following the expiry of the Certain Funds Period, any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any of the following actions:

(a)            declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)            [reserved]; and

(d)            exercise on behalf of itself and each Lender all rights and remedies available to it and Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the United States Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Article XIII
ADMINISTRATIVE AGENT

Section 13.1          Appointment and Authority.

(a)            Each Lender hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)            It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions, except to the extent set forth in Sections 13.6 and 13.7.

Section 13.2          Rights as a Lender. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or the context otherwise requires, include each Person serving as the Administrative Agent hereunder in its individual capacity. Any Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company and its Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 13.3          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number, percentage or group of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number, percentage or group of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 14.1 and 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (other than its own statements, warranties and representations), (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (5) the satisfaction of any condition set forth in Article VIII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 10.3 unless and until written notice thereof stating that it is a “notice under Section 10.3” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by a Borrower or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by a Borrower or a Lender.

Section 13.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Companies), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.5          Delegation of Duties. The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. The Administrative Agent shall not be responsible to any Credit Party for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 13.6          Resignation of The Administrative Agent. The Administrative Agent may at any time give notice of its resignation to each Lender and Prologis. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Prologis, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of a bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Prologis and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Prologis to a successor Administrative Agent shall be the same as (but without duplication with) those payable to its predecessor unless otherwise agreed between Prologis and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 13.7          [Reserved].

Section 13.8          Non-Reliance on the Administrative Agent and Other Lenders; Certain Other Acknowledgments.

Section 13.8.1        Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (c) it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.8.2        The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 13.9          No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the lead arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent or a Lender hereunder.

Section 13.10        The Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 6.5, and 14.4) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent under Sections 6.5 and 14.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 13.11        Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Credit Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each applicable Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

Section 13.12        Borrower Communications.

Section 13.12.1      The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

Section 13.12.2      Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

Section 13.12.3      THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by a Borrower to the Administrative Agent through an Approved Borrower Portal.

Section 13.12.4      Each of the Lenders and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Section 13.12.5      Nothing herein shall prejudice the right of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article XIV
MISCELLANEOUS

Section 14.1          Amendments, Etc.

Section 14.1.1        Amendments Generally. Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Prologis or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Prologis or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a)            extend or increase the Commitment (except for adjustments from time to time in accordance with this Agreement) of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 12.2) without the written consent of such Lender;

(b)            postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)            other than as set forth in Section 7.3.1 and Section 14.1.2, reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby and, if directly affected thereby, the Administrative Agent; provided that only the consent of the Required Lenders shall be necessary to amend any of the definitions of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)            change Section 6.8.4 or Section 6.9 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender;

(e)            [Reserved].

(f)             change any provision of this Section 14.1, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the aggregate Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)            waive the requirements of Section 10.13 or authorize the Administrative Agent to release (i) Prologis from the Prologis Guaranty or (ii) except to the extent a General Partner Guaranty is not required pursuant to Section 10.13(a), General Partner from any General Partner Guaranty, in each case, without the written consent of each Lender; and

(h)            release any Affiliate Borrower that has outstanding Obligations without the written consent of each Lender;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended (other than pursuant to Section 6.10), nor the principal amount of the Loans owed to such Lender reduced, or the final maturity thereof extended (other than pursuant to Section 6.10), nor this sentence amended, in each case, without the consent of such Lender.

In addition, notwithstanding any other provision of this Agreement, Prologis and the Administrative Agent may, without the consent of any other Credit Party, enter into such amendments to any provision of this Agreement or any other Loan Document as the Administrative Agent may, in its reasonable opinion, determine to be necessary or appropriate to correct any ambiguity, omission or error herein, and, upon execution thereof by Prologis and the Administrative Agent, any such amendment shall be binding on all of the parties hereto.

Section 14.1.2         Amendments to Conforming Provisions. The provisions in Article IX, Article X, Article XI and Article XII contain essentially the same provisions as those contained in the corresponding representations, warranties, covenants and events of default and the corresponding definitions in each case in the Existing Credit Agreements (including any defined term used in any such provision, the “Conforming Provisions”). After the Certain Funds Period, if any of the Conforming Provisions in an Existing Credit Agreement is amended, modified, restated, replaced or waived (each, a “Modification”), then the Borrowers, Prologis, the Administrative Agent and each Lender agree that such Conforming Provision in this Agreement shall be automatically amended, modified, restated, replaced or waived, as applicable, to conform to such provision in the such Existing Credit Agreement; provided that (a) all Lenders shall have received notice of any such proposed Modification and (b) such Modification has been approved by lenders representing more than 50.0% of the aggregate commitments on a combined basis under this Agreement and under the Existing Credit Agreements.

Section 14.2          Notices; Effectiveness; Electronic Communication.

Section 14.2.1         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.2.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)            if to Prologis, to the address, electronic mail address or telephone number specified on Schedule 14.2;

(b)            if to any Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire;

(c)            if to the Administrative Agent from a Borrower, to the address or addresses separately provided to the Borrowers; and

(d)            if to the Administrative Agent from the Lender, to the address or addresses set forth in the Administrative Questionnaire last provided to the Lenders.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent, if confirmation of receipt has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications or Approved Borrower Portals to the extent provided in Section 14.2.2, shall be effective as provided in such Section 14.2.2.

Section 14.2.2         Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) or Approved Borrower Portals (as applicable) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Prologis may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Section 14.2.3         [Reserved].

Section 14.2.4         [Reserved].

Section 14.2.5         Change of Address, Etc. Any Loan Party or the Administrative Agent may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Prologis and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agents have on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Notwithstanding the foregoing, the Administrative Agent shall not change the location of the Administrative Agent’s Office if such change would result in increased costs to the Borrowers.

Section 14.2.6         Reliance by the Administrative Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notice (including any telephonic Loan Notice) purportedly given by or on behalf of a Borrower even if (a) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 14.3         No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 14.4         Expenses; Indemnity; Damage Waiver.

Section 14.4.1         Costs and Expenses. Prologis shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with (x) the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and (y) any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that Prologis shall have no liability under clause (x) for any fees, charges or disbursements of any counsel other than Davis Polk & Wardwell LLP and any other counsel selected by the Administrative Agent and approved by Prologis (such approval not to be unreasonably withheld or delayed) and (b) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations arising hereunder.

Section 14.4.2         Indemnification by the Borrowers. Prologis shall indemnify the Administrative Agent, the Arranger and each Lender and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Prologis or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) result from a claim brought by Prologis or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Prologis or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Borrower and that is brought by an Indemnitee against another Indemnitee (other than against an Arranger or an Agent in their capacities as such). This Section 14.4.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 14.4.3         Reimbursement by Lenders. (a) To the extent that Prologis for any reason fails to indefeasibly pay any amount required under Section 14.4.1 or 14.4.2 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. (b) The obligations of Lenders under this Section 14.4.3 are subject to the provisions of Section 6.9.

Section 14.4.4         [Reserved].

Section 14.4.5         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Administrative Agent, the Arranger and any sub-agents thereof and each Lender and each Related Party of any of the foregoing Persons (each such Person, a “Lender-Related Party”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Lender-Related Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including any Approved Borrower Portal) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Party.

Section 14.4.6         Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

Section 14.4.7         Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of any of the Obligations.

Section 14.5          Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each applicable Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 14.6          Successors and Assigns.

Section 14.6.1         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except to the extent otherwise permitted by this Agreement) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to a Qualified Institution in accordance with the provisions of Section 14.6.2, (b) by way of participation in accordance with the provisions of Section 14.6.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.6.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in Section 14.6.4 and, to the extent expressly contemplated hereby, the Related Parties of Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing (but subject to Section 6.12), a Borrower may assign its rights under this Agreement to an Affiliate Borrower that assumes the assigning Borrower’s obligations hereunder.

Section 14.6.2         Assignments by Lenders. Any Lender may at any time assign to one or more Qualified Institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(a)            (x) on or prior to the expiry of the Certain Funds Period, the Administrative Agent and Prologis (in its sole discretion) shall have provided its prior written consent thereto; provided that no consent of Prologis shall be required in the case of assignments in accordance with the Syndication Plan (as defined in the Fee Letter) and (y) after the expiry of the Certain Funds Period, except in the case of an assignment from a Lender to any Affiliate of such Lender or to another Lender (other than, in each case, a Defaulting Lender), the Administrative Agent and, unless an Event of Default under Section 12.1.1 or 12.1.6 has occurred and is continuing, Prologis shall have provided its prior written consent thereto (each such consent not to be unreasonably withheld or delayed);

(b)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than £5,000,000 unless each of Prologis and the Administrative Agent otherwise consent; provided that no such consent of Prologis shall be required if an Event of Default has occurred and is continuing;

(c)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to the Loans or the Commitment assigned;

(d)            [reserved];

(e)            [reserved]; and

(f)            the parties to each assignment shall execute and deliver to the Administrative Agent (with a copy to the Administrative Agent) an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to the Administrative Agent (which fee is not an obligation of any Loan Party) and the Qualified Institution, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.6.3, from and after the effective date specified in each Assignment and Assumption, the Qualified Institution thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, and be subject to the obligations in, Sections 7.1, 7.4, 7.5, and 14.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.6.4.

Section 14.6.3         Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the U.S., a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, Prologis and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 14.6.4         Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a Defaulting Lender, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or Prologis or any of Prologis’ Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (d) such Lender agrees to be responsible for withholding any Taxes from payments to such Participant to the extent such withholding is required by Law. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall not have any responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 14.1.1 that affects such Participant. Subject to Section 14.6.5, each Borrower agrees that each Participant shall be entitled to the benefits of, and be subject to the obligations in, Sections 7.1, 7.4 and 7.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.6.2. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 14.8 as though it were a Lender, provided such Participant agrees to be subject to Section 6.9 as though it were a Lender.

Section 14.6.5         Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 7.1 or 7.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Prologis’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.1 unless Prologis is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 7.1.6 as though it were a Lender.

Section 14.6.6         Certain Pledges. Any Lender may at any time pledge or assign a security interest in any of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or the central bank of any other country in which such Lender is organized; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

Section 14.7          Treatment of Certain Information; Confidentiality. Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self- regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors and including credit insurers, reinsurers and brokers) to any swap or derivative transaction relating to a Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Prologis or its Subsidiaries the credit facilities provided for herein, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of Prologis, or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing in this Section 14.7 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 14.7 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

For purposes of this Section, “Information” means all information received from any Loan Party, General Partner or any Company relating to any Loan Party, General Partner or any Company or any of their respective businesses, other than any such information that is available to the applicable Credit Party on a nonconfidential basis from a source other than any Loan Party or any Company.

Each Credit Party acknowledges that (1) the Information may include material non-public information concerning any Loan Party or any Company, as the case may be, (2) it has developed compliance procedures regarding the use of material non-public information and (3) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 14.8          Right of Setoff. If a Certain Funds Default has occurred and is continuing, or, following the expiry of the Certain Funds Period, an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify Prologis and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 14.9          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest (including any fees or charges which are deemed as interest under applicable laws) paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 14.10        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 8.1, this Agreement shall become effective when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each party hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.11        Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.12        Replacement of Lenders; Sanctioned Lenders.

Section 14.12.1       Replacement of Lender by Required Assignment. If (i) any Lender requests compensation under Section 7.4, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.1, (iii) any Lender is a Defaulting Lender, (iv) any Lender is a Non-Consenting Lender or (v) any Lender is a Sanctioned Lender, then Prologis may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            Prologis shall have paid (or caused an Affiliate Borrower to pay) to the Administrative Agent the assignment fee specified in Section 14.6.2;

(b)            subject to Section 14.12.2(b) in the case of a Sanctioned Lender, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 7.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 7.4 or payments required to be made pursuant to Section 7.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Laws (including any applicable Sanction).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Prologis to require such assignment and delegation cease to apply.

Section 14.12.2       Sanctioned Lenders.

(a)            Prologis shall have no obligation to pay any Lender an Undrawn Fee pursuant to Section 6.5.1 for any day on which such Lender is a Sanctioned Lender.

(b)            Notwithstanding anything to the contrary herein, no Sanctioned Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (unless otherwise required by applicable Law) the Commitment of such Lender may not be increased or extended (other than pursuant to Section 6.10), the principal amount of the Loans owed to such Lender may not be reduced, the final maturity of such Loans may not be extended (other than pursuant to Section 6.10) and this clause (b) may not be amended, in each case, without the consent of such Lender.

(c)            Notwithstanding Section 14.12.1 or any other provision of this Agreement (but subject to Section 14.12.2(d)), if any Lender is a Sanctioned Lender, then the applicable Borrowers (i) may, with the consent of the Administrative Agent if a Default or Event of Default exists, and (ii) shall, promptly upon notice from the Administrative Agent that any Law applicable to any Borrower or any Lender requires such action, prepay such Lender’s Loans, all accrued interest thereon and all other amounts payable to such Lender hereunder, in each case on a non-pro-rata basis, whereupon such Lender shall cease to have any rights or obligations hereunder (other than, to the extent permitted by applicable Law, with respect to rights and obligations that expressly survive the payment in full of the Obligations and the termination of this Agreement).

(d)            Notwithstanding any other provision of this Agreement, if it would be unlawful for any Borrower, the Administrative Agent, or any assignee pursuant to Section 14.12.1 to make a payment to any Sanctioned Lender, then any amount that such Borrower, the Administrative Agent or such assignee would otherwise pay to such Sanctioned Lender pursuant to this Agreement or any other Loan Document shall be held for such Sanctioned Lender pursuant to arrangements satisfactory to such Borrower, the Administrative Agent and such assignee, in each case as applicable, and shall be paid to such Lender only when making such payment is no longer unlawful.

Section 14.13        [Reserved].

Section 14.14        GOVERNING LAW; JURISDICTION; ETC.

Section 14.14.1         GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 14.14.2       SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN TORT, LAW OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 14.14.3       WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 14.14.2. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 14.14.4       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 14.15        Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 14.16        USA Patriot Act Notice; Beneficial Ownership. Each Lender that is subject to the Patriot Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrowers that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 14.17        Know Your Customers.

Section 14.17.1       Loan Party Information. If:

(a)            any Change in Law;

(b)            any change in the status of any Loan Party after the date of this Agreement; or

(c)            a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; requires the Administrative Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (c) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.

Section 14.17.2       Lender Information. Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.

Section 14.17.3      Additional Loan Parties. Following any request that an Eligible Affiliate becomes an Affiliate Borrower pursuant to Section 6.12, if the accession of such Affiliate Borrower requires any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Prologis shall promptly upon the request of such Credit Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Credit Party (for itself or on behalf of any other Credit Party) in order for such Credit Party or any prospective new Credit Party to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the accession of such Affiliate Borrower to this Agreement.

Section 14.17.4       Limitation on Assignments. Notwithstanding Section 14.6, an assignment will only be effective on performance by the Administrative Agent of all “know your customer” or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which the Administrative Agent shall promptly notify to the assigning Lender and the applicable Qualified Institution.

Section 14.17.5       Lender Responsibility. Nothing in this Agreement shall require the Administrative Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or the Arranger.

Section 14.18        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 14.19        Time of the Essence. Time is of the essence of the Loan Documents.

Section 14.20        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to any Credit Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Credit Party from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Credit Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Credit Party in such currency, such Credit Party agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 14.21        ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 14.22        [Reserved].

Section 14.23        No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s- length commercial transaction between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and such Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for such Borrower or any of its Affiliates, stockholders, creditors or employees; (iii) none of the Administrative Agent, the Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of such Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising such Borrower or any of its Affiliates on other matters) and none of the Administrative Agent or the Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by Law, any claim that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 14.24        Yen Facility Modification. Prologis designates this Agreement as a “Prologis Credit Agreement” under and as defined in the Seventh Amended and Restated Revolving Credit Agreement, dated as of August 25, 2023 (the “Yen Facility”), among Prologis Marunouchi Finance Investment Limited Partnership, Prologis Japan Finance Investment Limited Partnership, Prologis, General Partner, various lenders and Sumitomo Mitsui Banking Corporation, as Administrative Agent. At the request of General Partner, the “Requisite Lenders” (as defined in Section 9.5(b) of the Yen Facility), by their execution of this Agreement, approve the “Modifications” (as defined in Section 9.5(b) of the Yen Facility) set forth in this Agreement.

Section 14.25        Sanctions Representation by Credit Parties. Each Credit Party (a) certifies to each Loan Party that it is not a Sanctioned Person and (b) agrees that if at any time it becomes a Sanctioned Person, it will promptly notify Prologis and the Administrative Agent.

Section 14.26        Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state law based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 14.27        Certain ERISA Matters

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and each of their Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)            The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 14.28        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 14.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article XV
GUARANTIES

Section 15.1          The Guaranties. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Prologis from the proceeds of the Loans, Prologis hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of all of the Guaranteed Obligations of the applicable Affiliate Borrowers and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by each such Affiliate Borrower. If any of the Guaranteed Obligations of such Affiliate Borrowers to the Administrative Agent and/or any Lender becomes due and payable hereunder, Prologis unconditionally promises to pay such indebtedness to the Administrative Agent and/or such Lenders, as applicable, on demand, together with all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Guaranteed Obligations. If claim is ever made upon the Administrative Agent and/or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Affiliate Borrowers), then and in such event Prologis agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such entity, notwithstanding any revocation of the applicable guaranty under this Article XV or other instrument evidencing any liability of any Affiliate Borrower, and Prologis shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

Section 15.2          Insolvency. Additionally, Prologis unconditionally and irrevocably guarantees the payment of all of the Guaranteed Obligations of each Affiliate Borrower to the Credit Parties, whether or not due or payable by such Affiliate Borrower, upon the occurrence of any of the events specified in Section 12.1.6, and unconditionally promises to pay such Guaranteed Obligations to the Credit Parties on demand.

Section 15.3          Absolute and Unconditional Guaranty. The guaranty provided by Prologis under this Article XV is intended to be an irrevocable, absolute and continuing guaranty of payment and is not a guaranty of collection. This guaranty may not be revoked by Prologis. The liability of Prologis hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Affiliate Borrower whether executed by General Partner, Prologis, any other guarantor or by any other party, and the liability of Prologis hereunder is not affected or impaired by (a) any direction as to application of payment by any Affiliate Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Affiliate Borrower; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by any Affiliate Borrower; or (e) any payment made to any Credit Party on the Guaranteed Obligations which any such Credit Party repays to any Affiliate Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Prologis waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding. The guaranty and liability of Prologis hereunder shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty of payment and performance and not only collectability, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Affiliate Borrower, that at any time or from time to time no Guaranteed Obligations are outstanding, that at any time Prologis does not own any Equity Interests in any Affiliate Borrower or any other circumstance) until all Commitments have terminated and, subject to the last sentence of Section 15.1, all Guaranteed Obligations have been paid in full.

Section 15.4          Independent Obligation. The obligations of Prologis hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against Prologis whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower is joined in any such action or actions. Prologis waives, to the fullest extent permitted by Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to Prologis’ respective obligations under this Article XV.

Section 15.5          Authorization. Prologis authorizes the Credit Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)            change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty of Prologis herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)            take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)            exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

(d)            release or substitute any one or more endorsers, guarantors, Borrowers or other obligors;

(e)            settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Credit Parties;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Credit Parties regardless of what liability or liabilities of Prologis or any Borrower remain unpaid;

(g)            consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h)            take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Prologis from its liabilities under this Article XV;

it being understood that the foregoing shall not permit any action by the Administrative Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

The Guaranteed Obligations shall not be affected by any acts of any Governmental Authority affecting any Borrower including any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Borrower’s property, or by economic, political, regulatory or other events in the countries where any Borrower is located.

Section 15.6          Reliance. It is not necessary for any Credit Party to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 15.7          Subordination. Any indebtedness of any Borrower related to the Guaranteed Obligations now or hereafter owing to Prologis is hereby subordinated to the Guaranteed Obligations of any Borrower owing to the Credit Parties, and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness related to the Guaranteed Obligations of any Borrower to Prologis shall be collected, enforced and received by Prologis for the benefit of the Credit Parties and be paid over to the Administrative Agent on behalf of the Credit Parties on account of the Guaranteed Obligations of any Borrower to the Credit Parties, but without affecting or impairing in any manner the liability of Prologis under the other provisions of this Article XV. Without limiting the generality of the foregoing, Prologis hereby agrees with the Credit Parties that it will not exercise any right of subrogation which it may at any time otherwise have as a result of the guaranty under this Article XV (whether contractual, under Section 509 of the United States Bankruptcy Code or otherwise) until, subject to the last sentence of Section 15.1, all Guaranteed Obligations (other than contingent indemnities and costs and reimbursement obligations to the extent no claim has been asserted with respect thereto) have been irrevocably paid in full in cash.

Section 15.8          Waivers.

(a)            Prologis waives any right (except as shall be required by applicable statute and cannot be waived) to require any Credit Party to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in the Credit Party’s power whatsoever. Prologis waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Guaranteed Obligations. The Credit Parties may, at their election, foreclose on any security, if any, held by the Administrative Agent or any other Credit Party by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable Law), or exercise any other right or remedy the Credit Parties may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of Prologis hereunder except to the extent the Guaranteed Obligations have been paid. Prologis waives any defense arising out of any such election by the Credit Parties, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Prologis against any Borrower or any other party or any security.

(b)            Except as otherwise expressly provided in this Agreement, Prologis waives all presentments, demands for performance, protests and notices, including notices of any Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of the guaranty hereunder, notices of the existence, creation or incurring of new or additional Guaranteed Obligations, and notices of any Credit Party’s transfer or disposition of the Guaranteed Obligations, or any part thereof. Prologis assumes all responsibility for being and keeping itself informed of any Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which it assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any or Lender shall have any duty to advise it of information known to it regarding such circumstances or risks.

Section 15.9          Nature of Liability. It is the desire and intent of Prologis and the Credit Parties that this Article XV shall be enforced against Prologis to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Prologis under this Article XV shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and Prologis shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable Law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

Prologis, L.P.,
a Delaware limited partnership

By: PROLOGIS, INC., its general partner

By	/s/ Tracy Patel
Name:	Tracy Patel
Title:	Senior Vice President

[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A., as Administrative Agent and as a Lender

By	/s/ Cody A. Canafax
Name:	Cody A. Canafax
Title:	Executive Director

[Signature Page to Credit Agreement]

SCHEDULE 2.1

COMMITMENTS

LENDER	TRANCHE C COMMITMENT	PERCENTAGE
JPMorgan Chase Bank, N.A.	£3,575,000,000.00	100%
TOTAL:	£3,575,000,000.00	100%

SCHEDULE 8.1

OPINIONS

Mayer Brown LLP

SCHEDULE 9.6

LITIGATION

Clause (a) of Section 9.6: None.

Clause (b) of Section 9.6: None.

SCHEDULE 9.9

ENVIRONMENTAL MATTERS

None.

SCHEDULE 14.2

certain ADDRESSES FOR NOTICES

[Purposefully Omitted]

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ____________, _____

To: JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Please refer to the Term Loan Credit Agreement, dated as of August 4, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Prologis, L.P. (the “Company”), any Affiliate Borrower from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________ of General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to Global Administrative Agent on the behalf of General Partner,[ for itself and] as general partner of Prologis, and that: [Use bracketed language .f a General Partner Guaranty is in effect pursuant to Section 10.13 of the Agreement]

[Use following paragraph 1 for fiscal year-end financial statements]

1.            Attached hereto as Schedule 1-A are the year-end audited financial statements required by Section 10.1(a)(i) of the Agreement for the fiscal year of Prologis ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section. [Add following sentence f a General Partner Guaranty is in effect pursuant to Section 10.13 of the Agreement.] [Attached hereto as Schedule 1-B are the year-end audited financial statements required by Section 10.1(a)(ii) of the Agreement for the fiscal year of General Partner ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            Attached hereto as Schedule 1-A are the unaudited financial statements required by Section 10.1(b)(i) of the Agreement for the fiscal quarter of Prologis ended as of the Financial Statement Date. Such financial statements fairly present the financial condition, results of operations, equity and cash flows of Prologis and its Consolidated Subsidiaries in all material respects in accordance with GAAP as at the Financial Statement Date and for the period then ending, subject only to normal year-end audit adjustments and the absence of footnotes. [Add following two sentences if a General Partner Guaranty is in effect pursuant to Section 10.13 of the Agreement.] [Attached hereto as Schedule 1-B are the unaudited financial statements required by Section 10.1(b)(ii) of the Agreement for the fiscal quarter of General Partner ended as of the Financial Statement Date. Such financial statements fairly present the financial condition, results of operations, equity and cash flows of General Partner and its Consolidated Subsidiaries in all material respects in accordance with GAAP as at the Financial Statement Date and for the period then ending, subject only to normal year-end audit adjustments and the absence of footnotes.]

1

2.            The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of the Companies as of the Financial Statement Date and for the accounting period then ended with the purpose of determining whether the Companies were in compliance with the Agreement as of the Financial Statement Date, and

[select one:]

[to the best knowledge of the undersigned, no Default existed on such date.]

--or--

[the following is a list of Defaults that, to the best knowledge of the undersigned, existed on such date, together with a description of the nature and status of each such Default:]

3.            The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________________, ____________.

PROLOGIS, L.P.

By:	PROLOGIS, INC., General Partner

By:
Name:
Title:

[Add following signature block if a General Partner Guaranty is in effect pursuant to Section 10.13 of the Agreement.]

[PROLOGIS, INC.

By:
Name:
	Title:	]

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1-A
to the Compliance Certificate

Financial Statements

[SCHEDULE 1-B
to the Compliance Certificate Financial Statements]

[if applicable]

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate ($ in 000’s)

The following covenant computations, together with the supporting schedules attached hereto, are true and correct:

a.	Consolidated Leverage Ratio.
	Indebtedness of the Companies[1]	$_________________	(1)
	Total Asset Value[2]	$_________________	(2)
	Ratio of (1) to (2)	__________________
	Permitted Maximum	0.60 to 1.00[3]
b.	Fixed Charge Coverage Ratio.[4]
	Adjusted EBITDA	$_________________	(1)
	Capital Expenditures	$_________________	(2)
	Subtotal (1) - (2)	$_________________	(3)
	Debt Service	$_________________	(4)
	Preferred Dividends	$_________________	(5)
	Subtotal (4) + (5)	$_________________	(6)
	Ratio of (3) to (6)	__________________
	Required Minimum	1.50 to 1.00
c.	Unencumbered Debt Service Coverage Ratio.[5]
	NOI of Unencumbered Properties (see Schedule 3)[6]	$_________________	(1)

1 Adjusted by deducting therefrom an amount equal to the lesser of (i) total Indebtedness of the Companies that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (ii) Unrestricted Cash of the Companies.

2 Adjusted by deducting therefrom the amount by which total Indebtedness is adjusted.

3 As of the last day of the four fiscal quarters immediately following any acquisition of real property or a portfolio of assets or businesses, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.00.

4 Calculated for the four fiscal quarters ending on the date of determination.

5 Calculated for the four fiscal quarters ending on the date of determination

6 Not subject to any Lien (other than Permitted Liens).

	Management fees of the Companies less related expenses[7]	$_________________	(2)
	Allowed Unconsolidated Affiliate Earnings[8]	$_________________	(3)
	Subtotal of (1) + (2) + (3)	$_________________	(4)
	Less the amount by which (2) + (3) exceeds 40% of (4)[9]	$_________________	(5)
	Unencumbered NOI (Subtotal of (4) - (5))	$_________________	(6)
	Unencumbered Capital Expenditures[10]	$_________________	(7)
	Subtotal (6) - (7)	$_________________	(8)
	Unencumbered Debt Service	$_________________	(9)
	Ratio of (8) to (9)	__________________
	Required Minimum	1.50 to 1.00
d.	Secured Indebtedness.
	Secured Debt of the Companies	$_________________
	Total Asset Value	$_________________
	Percentage of Secured Debt over Total Asset Value	________________ %
	Maximum Permitted	40%
e.	Restricted Payments of Prologis.
	Funds from Operations of Prologis	$_________________	(1)
	95% of (1)	$_________________	(2)
	Amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT	$_________________	(3)
	Permitted Maximum (greater of (2) and (3))	$_________________	(4)[11]
	Aggregate cash dividends and other cash distributions	$_________________	(not to exceed (4) if an Event of Default exists)

7 Not subject to any Lien (other than Permitted Liens).

8 Not subject to any Lien (other than Permitted Liens).

9 If the S&P Rating is at least A- or the Moody’s Rating is at least A3, this clause (5) shall be limited to the Allowed Unconsolidated Affiliate Earnings from Unconsolidated Affiliates that are not managed by Prologis or another Company.

10 Except for Unencumbered Properties where the tenant is responsible for capital expenditures.

11 Excluding Restricted Payments otherwise permitted by Section 11.3 of the Agreement.

f.	Restricted Payments of any Consolidated Subsidiary that is a real estate investment trust.
	Funds from Operations of such Consolidated Subsidiary	$_________________	(1)
	95% of (1)	$_________________	(2)
	Amount of Restricted Payments required to be paid in order for such Consolidated Subsidiary to eliminate its REIT taxable income and/or to maintain its status as a REIT	$_________________	(3)
	Permitted Maximum (greater of (2) and (3))	$_________________	(4)[12]
	Aggregate cash dividends and other cash distributions	$_________________	(not to exceed (4) if an Event of Default exists)

Date: ______________________

12 Excluding Restricted Payments otherwise permitted by Section 11.3 of the Agreement.

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 3
to the Compliance Certificate ($ in 000’s)

Detailed Calculation of NOI of Unencumbered Properties

EXHIBIT B

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Agreement and any document or instrument delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the term loan credit facility established pursuant to the Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ___________________________

2.	Assignee: ___________________________ [and is an Affiliate of [identify Lender]13]

3.	Borrower(s): ___________________________

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

13 Select as applicable.

1

5.            Agreement: Term Loan Credit Agreement, dated as of August 4, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Prologis, L.P. (the “Company”), any Affiliate Borrower from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent.

6.           Assigned Interest:

AGGREGATE AMOUNT OF COMMITMENT/LOANS FOR ALL ALENDERS	AMOUNT OF COMMITMENT/ LOANS	Percentage Assigned of Commitment/Loans

$______________	$__________________
$______________	$__________________
$______________	$__________________

[8.	Trade Date: ___________________________ ][14]

Effective Date: _________________, 20__ [TO BE INSERTED BY THE APPLICABLE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

14 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]15 Accepted:

_________________________

By:
Name:
Title:

15 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]16

PROLOGIS, L.P.

By:	PROLOGIS, INC., General Partner

By:
Name:
Title:

16 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.            Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1.3            ERISA.

(a)            The Assignee (x) represents and warrants, as of the Effective Date, to, and (y) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Agreement, for the benefit of the Agents and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)             such Assignee is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with such Assignee’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or the Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by inhouse asset managers), is applicable with respect to such Assignee’s entrance into, participation in, administration of and performance of the Loans, the Commitments and the Agreement and acquisition and holding of the Assigned Interest,

(iii)           (A) such Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Assignee to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and the Agreement and acquire and hold the Assigned Interest, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Agreement and the acquisition and holding of the Assigned Interest satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Assignee’s entrance into, participation in, administration of and performance of the Loans, the Commitments and the Agreement and acquisition and holding of the Assigned Interest, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Assignor, in its sole discretion, the Administrative Agent, in its sole discretion, and such Assignee.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to an Assignee or (2) such Assignee has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Assignee further (x) represents and warrants, as of the Effective Date, to, and (y) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Agreement, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Assignee involved in such Assignee’s entrance into, participation in, administration of and performance of the Loans, the Commitments and the Agreement (including in connection with the reservation of exercise of any rights by the Administrative Agent under the Agreement, any Loan Document or any documents related hereto or thereto).

2.            Sanctions. The Assignee (a) certifies to each Loan Party that it is not a Sanctioned Person and (b) agrees that if at any time it becomes a Sanctioned Person, it will promptly notify Prologis and the Administrative Agent.

3.            Payments. From and after the Effective Date, the applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

FORM OF CLOSING DATE OFFICER’S CERTIFICATE

[__], 20[__]17

This Closing Date Officer’s Certificate (this “Certificate”) is being delivered pursuant to Section 8.2.6 of the Term Loan Credit Agreement dated as of August 4, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Prologis, L.P., a Delaware limited partnership (the “Company”), any Affiliate Borrower from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

I, [___], the [___]18 of the Borrower, hereby certify to the Administrative Agent and the Lenders that, as of the date hereof, to the best of my knowledge and belief:

1.            No Certain Funds Default has occurred and is continuing;

2.            [The Scheme Effective Date has occurred; and

3.            No term of the Scheme or Section 10.15(b)(ii) of the Credit Agreement has been breached and no condition of the Scheme has been amended, varied or waived except as permitted by this Agreement.]19

4.            [The Offer Effective Date has occurred; and

5.            No term of the Offer or Section 10.15(b)(i) of the Credit Agreement has been breached and no condition of the Offer has been amended, varied or waived except as permitted by this Agreement.]20

[Signature page follows]

17 To be dated as of the Closing Date.

18 To be an authorized officer of the Borrower.

19 To be included in the case of a Scheme.

20 To be included in the case of an Offer.

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of the date first above written.

PROLOGIS, L.P.

By:	ProLogis, Inc., General Partner

By
Name:
Title:

EXHIBIT D

FORM OF BORROWER ACCESSION AGREEMENT

Date: ___________, _____

To:                                , as Administrative Agent

Please refer to the Term Loan Credit Agreement, dated as of August 4, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Prologis, L.P. (the “Company”), any Affiliated Borrower from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent.

The Company and [_________________] (“Eligible Affiliate”) agree as follows:

1.	The terms defined in the Credit Agreement shall, unless otherwise defined herein, have the same meanings in this Borrower Accession Agreement (this “Agreement”).

2.	Subject to satisfaction of the conditions precedent set forth in Section 6.12 of the Credit Agreement, Eligible Affiliate shall become an Affiliate Borrower.

3.	Eligible Affiliate is a [type of entity] duly organized under the laws of [name of relevant jurisdiction].

4.	Eligible Affiliate confirms that it has received from the Company a true and up-to-date copy of the Credit Agreement.

5.	Eligible Affiliate undertakes, upon its becoming a Borrower, to perform all the obligations expressed to be undertaken under the Credit Agreement by an Affiliate Borrower and agrees that it shall be bound by the Credit Agreement in all respects as if it had been an original party thereto as an Affiliate Borrower.

6.	Prologis:

(a)	confirms that the representations and warranties of a continuing nature contained in the Credit Agreement are true and correct in all material respects, with the same force and effect as though made on the date hereof (unless they speak to a different date or are based on facts which have changed by transactions contemplated or permitted by the Credit Agreement); and

(b)	confirms that no Default or Event of Default is continuing or would occur as a result of Eligible Affiliate becoming an Affiliate Borrower.

7.	Eligible Affiliate makes the representations and warranties set out in Article IX of the Credit Agreement (to the extent applicable thereto).

8.	Administrative details for Eligible Affiliate are as follows:

Address:

Fax No.:

9.	This Agreement shall be governed by New York law.

PROLOGIS, L.P.

By:	ProLogis, Inc., General Partner

By:
Name:
Title:

[NEW AFFILIATE BORROWER]

By:
Name:
Title: